As filed with the Securities and Exchange Commission on October 28, 2011                         Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________

GLOBAL SOURCES LTD.
(Exact name of registrant as specified in its charter)
___________________

Bermuda	[Not Applicable]
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Canon’s Court
22 Victoria Street
Hamilton, HM 12, Bermuda
(441) 295-2244
(Address and telephone number of Registrant’s registered office)

James J. Clark, Esq.
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York  10005
(212) 701-3000
(Name, address and telephone number of agent for service)

Copies to:

James J. Clark, Esq. Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005 (212) 701-3000	James Bodi, Esq. Appleby Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX, Bermuda (441) 295-2244

Approximate date of commencement of proposed sale to the public:  From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (6)
Common shares, par value U.S. $0.01 per share (1)	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Preference shares, par value U.S. $0.01 per share (2)	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Unsecured debt securities (3)	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Warrants to purchase common shares	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Warrants to purchase preference shares	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Warrants to purchase debt securities	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Share purchase contracts	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Share purchase units (7)	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Units consisting of two or more of the above	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Total	(4)(5)	(5)(6)	$300,0000,000 (6)	(6)

(1)
Also includes such presently indeterminate number of Global Sources Ltd. common shares into which certain series of Global Sources Ltd. debt securities and Global Sources Ltd. preference shares may be converted and for which no separate consideration will be received and for which Global Sources Ltd. warrants to purchase common shares may be exercised.  A portion of the Global Sources Ltd. common shares registered hereunder may be sold by the selling shareholder from time to time pursuant to this registration statement.  Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Global Sources Ltd. common shares on the Nasdaq Global Market on October 24, 2011.

(2)
Also includes such presently indeterminate number of Global Sources Ltd. preference shares into which certain series of Global Sources Ltd. debt securities may be converted and for which no separate consideration will be received and for which Global Sources Ltd. debt warrants may be exercised.

(3)
Also includes presently indeterminate number of Global Sources Ltd. debt securities for which certain Global Sources Ltd. preference shares may be exchanged and for which no separate consideration will be received.

(4)
There are being registered under this registration statement such indeterminate numbers of securities of Global Sources Ltd. as will have an aggregate initial offering price not to exceed $300,000,000.00.  The initial public offering price of any securities denominated in any foreign currencies or currency units will be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered.  If any Global Sources Ltd. debt securities are issued at an original issue discount, then the securities registered will include such additional Global Sources Ltd. unsecured debt securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this registration statement will not exceed $300,000,000.00.  In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of Global Sources Ltd. common shares that may be issued with respect to share splits, share dividends and similar transactions.  A portion of the Global Sources Ltd. common shares registered hereunder may be sold by the selling shareholder from time to time pursuant to this registration statement.  Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Global Sources Ltd. common shares on the Nasdaq Global Market on October 24, 2011.

-i-

(5)
Pursuant to General Instruction II.C to Form F-3, the amounts to be registered, proposed maximum aggregate offering price per security, and proposed maximum aggregate offering price have been omitted for each class of securities that is offered hereby by the registrant.

(6)
The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933 and reflects the maximum offering price of the securities that may be issued.  Global Sources Ltd. previously paid a registration fee of $38,010 with respect to securities that were previously registered pursuant to the registrant’s prior registration statement on Form F-3, (SEC file no. 333-114411), filed on April 12, 2004. Pursuant to Rule 457(p) of the Securities Act, we are offsetting $11,987 of the filing fee against the filing fee of $34,380 due in connection with the filing of this registration statement hereunder.

(7)
Each Global Sources Ltd. share purchase unit consists of (a) a Global Sources Ltd. common share purchase contract, under which the holder or Global Sources Ltd., upon settlement, will purchase a fixed or varying number of Global Sources Ltd. common shares, and (b) a beneficial interest in either Global Sources Ltd. debt securities, Global Sources Ltd. preference shares or debt or equity obligations of third parties, including United States Treasury securities, purchased with the proceeds from the sale of the Global Sources Ltd. share purchase units.  No separate consideration will be received for the Global Sources Ltd. share purchase contracts or the related beneficial interests.

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-ii-

The information in this preliminary prospectus is not complete and may be changed.   We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 28, 2011

PRELIMINARY PROSPECTUS

$300,000,000
GLOBAL SOURCES LTD.

Common Shares, Preference Shares, Debt Securities, Warrants to Purchase Common Shares, Preference Shares or Debt Securities, Share Purchase Contracts and Share Purchase Units and Common Shares Offered by the Selling Shareholder

The following are types of securities that may be offered and sold by us under this prospectus from time to time up to an aggregate initial offering price of $300,000,000:

•	common shares;

•	preference shares;

•	unsecured debt securities;

•	warrants to purchase common shares, preference shares or debt securities; and

•	share purchase contracts and share purchase units.

In addition, this prospectus also covers potential sales by a selling shareholder named herein who may resell in one or more offerings a portion of our common shares that he owns or that will be issued upon conversion or exchange of options or warrants.

A prospectus supplement, which must accompany this prospectus, will describe the securities to be offered and sold, as well as the specific terms of the securities based on market conditions at the time of the relevant offering.  Those terms may include, among others, as applicable:

•	aggregate principal amount;

•	issue price;

•	denomination;

•	currency or composite currency;

•	maturity;

•	interest rate;

•	dividend rate;

•	sinking fund terms;

•	ranking;

•	redemption terms;

•	conversion terms;

•	warrant exercise price;

•	warrant expiration date;

•	listing on a securities exchange;

•	amount payable at maturity; and

•	liquidation preference.

The prospectus supplement may also supplement or update information contained in this prospectus; provided that such information does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.  You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation of Documents by Reference” before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Our common shares are traded on the Nasdaq Global Market under the symbol “GSOL.”

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5.

TABLE OF CONTENTS

Page

Cautionary Note Regarding Forward-Looking Statements	1
Prospectus Summary	2
Risk Factors	5
Use of Proceeds	24
Price Range of Common Shares	24
Ratio of Earnings to Fixed Charges and Preference Share Dividends	26
General Description of the Offered Securities	27
Description of Share Capital	28
Description of Preference Shares	39
Description of Debt Securities	41
Description of Warrants to Purchase Common Shares or Preference Shares	55
Description of Warrants to Purchase Debt Securities	58
Description of Share Purchase Contracts and Share Purchase Units	60
Selling Shareholder	62
Plan of Distribution	63
Where You Can Find More Information	65
Incorporation of Documents by Reference	65
About This Prospectus	66
Legal Matters	66
Experts	66
Enforceability of Civil Liabilities	67
Information Not Required in Prospectus	II-1
Exhibit Index	E-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for any historical information contained herein, the matters discussed in this prospectus contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable.  These statements also relate to our future prospects, developments and business strategies.  These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “will” and similar terms and phrases, including references to assumptions.  These forward-looking statements, including current trend information, projections for future business activities and other trend projections, involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus.

These risks include:

•	customer satisfaction and quality issues;

•	competition;

•	our ability to achieve and execute internal business plans;

•	worldwide political instability and economic downturns and inflation, including any weakness in the economic and political conditions of countries in the Asia-Pacific region, including China; and

•	other factors described herein under “Risk Factors.”

A further list and description of these risks, uncertainties and other matters can be found in Global Sources Ltd.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010 incorporated by reference herein.  We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

The information contained in this prospectus is a statement of our present intention, beliefs or expectations and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and their and our assumptions.  We may change our or their intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in our or their assumptions or otherwise.  We do not undertake to update the forward-looking statements or risk factors contained or incorporated in this prospectus to reflect future events or circumstances.

Neither we or any of our or its affiliates undertakes any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

In this prospectus and in the accompanying prospectus supplement, except as specified otherwise or unless the context requires otherwise, “we,” “us,” “our,” the “Company” and “Global Sources” refer to Global Sources Ltd. and its subsidiaries, and do not include or refer to the selling shareholder.  All references to “fiscal” in connection with a year shall mean the year ended December 31.

All financial information contained herein is expressed in United States dollars, unless otherwise stated.

PROSPECTUS SUMMARY

This summary is not complete and does not contain all the information you should consider.  You should read this entire prospectus and any supplements to this prospectus carefully, including without limitation, the documents incorporated by reference in this prospectus and the section entitled “Risk Factors.”

Our Company

We are a leading business-to-business (“B2B”) media company that provides information and integrated marketing services, with a particular focus on the Greater China market.  Our mission is to facilitate global trade between buyers and suppliers by providing export marketing services and sourcing information.  Although our range of media has grown, for more than 40 years we have been in the same primary business of helping buyers worldwide find products and suppliers in Asia.

Buyers rely on our media to stay current with available purchasing opportunities.  Suppliers use our media to find new buyers and markets for their products.  We believe we offer the most extensive range of media and export marketing services in the industries we serve.  Suppliers using our three primary channels – online marketplaces, print magazines and trade shows – are supported by our advertising creative services, education programs and online content management applications.

We have a significant presence across a number of industry sectors, including electronics, fashion accessories, hardware and gifts.  We are particularly strong in facilitating China’s two-way trade of electronics, one of China’s largest import and export sectors.

We serve an independently certified buyer community of over 1,000,000 active members in more than 200 countries and territories as of December 31, 2010.  During the twelve months ended March 31, 2011, buyers sent more than 127 million sales leads, or requests for information (RFIs), to the more than 250,000 suppliers listed on Global Sources Online.

We are diversified in terms of products and services offered, industries served and our customer base.  We have powerful and valuable assets, including:  the Global Sources brand; leading products and market positions; a long history and extensive presence in Greater China; and substantial online leadership and expertise.  We believe that all of these provide a strong platform for success and that we are well-positioned in the industry segments within which we operate.

Dividend Policy

We have not paid any cash dividends on our common shares since October 1999.  Previously, we paid cash dividends as a private company as a means to distribute earnings to shareholders.  Beginning in October 1999, we have focused on the implementation of our growth plans, and we have retained earnings in furtherance of such plans.  The Company’s board of directors reviews its options for the use of cash on a regular basis, including whether or not to pay any cash dividends.

History and Principal Executive Office

We are a leading facilitator of global merchandise trade.  Our business began in 1971 in Hong Kong when we launched Asian Sources, a trade magazine to serve global buyers importing products in volume from Asia.  Today, we are one of Asia’s leading providers of trade information using online media, print media and face-to-face events, meeting the marketing and sourcing needs of our supplier and buyer communities.

The core business uses English-language media to facilitate trade from Greater China (which includes mainland China, Hong Kong and Taiwan) to the world.  The other business segment utilizes Chinese-language media to enable companies to sell to, and within, Greater China.

Realizing the importance of the Internet, we became one of the first providers of business-to-business online services by launching Asian Sources Online in 1995.  In 1999, we changed the name of Asian Sources Online to Global Sources Online.

We originally were incorporated under the laws of Hong Kong in 1970.  In April 2000, we completed a share exchange with a publicly traded company based in Bermuda, and our shareholders became the majority shareholders of the Bermuda corporation.  As a result of the share exchange, we became incorporated under the laws of Bermuda and changed our name to Global Sources Ltd.

Our capital expenditures during the years ended December 31, 2010, 2009 and 2008 amounted to $2.5 million, $1.4 million and $51.5 million, respectively.  For 2010, such expenditure was incurred mainly on computers, software, leasehold improvements and office furniture.  For 2009, such expenditure was incurred mainly on computers, software, leasehold improvements and office furniture.  For 2008, such expenditure was incurred mainly for purchase of office premises in mainland China and Hong Kong, computers, software, leasehold improvements, office furniture and software development.  Our capital expenditures were financed using cash generated from our operations.  The net book value of capital assets disposed of during the years ended December 31, 2010, 2009 and 2008 amounted to $0.002 million, $0.06 million and $0.06 million, respectively.

Our primary operating offices are located in Shenzhen, China; Hong Kong, China; and Singapore.  Our registered office is located at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda, and our telephone number at that address is (441) 295-2244.  Our website address is http://www.globalsources.com.  Information contained on our website or available through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Recent Developments

On August 18, 2011, we announced that the board of directors approved the transition of Merle A. Hinrichs from the role of Chief Executive Officer into a new role as Executive Chairman of the Board, overseeing the Company’s mergers and acquisitions as well as investor relations functions.  As part of the change, Spenser Au assumed the role of Chief Executive Officer. Both positions were effective as of August 18, 2011.

Securities We May Offer

We may use this prospectus to offer up to $300,000,000.00 of:

•	common shares;

•	preference shares;

•	debt securities;

•	warrants;

•	purchase contracts; and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.  In addition, the selling shareholder (“Selling Shareholder”) may sell in one or more offerings pursuant to this registration statement up to 6,000,000 of our common shares that were previously acquired in private transactions.  We will not receive any of the proceeds from the sale of our common shares sold by the Selling Shareholder.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we or the Selling Shareholder may offer and may describe certain risks associated with an investment in the securities.  Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

In addition to other information in this prospectus, the following risk factors should be carefully considered in evaluating an investment in our company because such factors may have a significant impact on our business, operating results and financial condition.  As a result of the risk factors set forth below and elsewhere in this prospectus, and the risks discussed in our other Securities and Exchange Commission filings, actual results could differ materially from those projected in any forward-looking statements. Such risks and uncertainties are not the only ones facing us. Other risks or events that are not presently known to or anticipated by us, or that we currently deem immaterial, may also adversely affect our business, operating results and financial condition.

The risk factors set forth below are organized into three categories: “Industry Risks”, “Company Risks” and “Investment Risks”. Within each of these categories, the individual risk factors are arranged in a sequence which roughly corresponds with our view as to their order of significance, beginning with those that we consider to be of higher significance.

A.   Industry Risks

International trade, and especially imports from the Greater China region (which includes mainland China, Hong Kong and Taiwan), is subject to political, legal and economic instability, which may inhibit our ability to be successful.

The international markets in which we operate are subject to risks, including:

•	fluctuations in regional and/or global economic conditions;

•	fluctuations in the availability of trade finance;

•	governments could increase trade protection measures including tariffs, quotas, import duties or taxes, thereby significantly reducing demand for imported goods;

•	political instability;

•	the threat of terrorist attacks;

•	conflicting and/or changing legal and regulatory requirements;

•	restrictions placed on the operations of companies with a foreign status;

•	significant changes in tax laws and regulations (or the interpretation, practice or policies in respect thereof by tax authorities), tax rates and tax reporting requirements;

•	the loss of revenues, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks;

•	adverse governmental actions, such as restrictions on transfers of funds;

•	oil embargoes or significant increases in oil prices; and

•	fluctuations in currency exchange rates.

In 2010, we derived approximately 93% of our revenues from customers in the Greater China region. We expect that a majority of our future revenues will continue to be generated from customers in this region. At the time of the Asian economic crisis of 1997 and 1998, and the global financial crisis of 2008 and 2009, our revenues and operating results were adversely affected, and our sales declined. Future reductions in trade between Greater China and the world may cause our business to be harmed and our revenues to decrease.

The mainland China market is key to our current and future success and political instability in this market could seriously harm our business and reduce our revenue.

Our customers in mainland China accounted for approximately 75% of our total revenues in 2010. Our dependence on revenue from the mainland China market is significant, and adverse political, legal or economic changes in mainland China may harm our business and cause our revenues to decline.

The Chinese government has instituted a policy of economic reform which has included encouraging foreign trade and investment, and greater economic decentralization. However, the Chinese government may discontinue or change these policies, or these policies may not be successful.

Moreover, despite progress in developing its legal system, mainland China does not have a comprehensive and highly developed system of laws, particularly as it relates to foreign investment activities and foreign trade. Enforcement of existing and future laws, regulations and contracts is uncertain, and implementation and interpretation of these laws and regulations may be inconsistent. As the Chinese legal system develops, new laws and regulations, changes to existing laws and regulations, and the interpretation or enforcement of laws and regulations may adversely affect business operations in and revenue from mainland China.

While Hong Kong has had a long history of promoting foreign investment, its incorporation into China means that the uncertainty related to mainland China and its policies may now also affect Hong Kong.

Exports from mainland China are key to our current and future success and uncompetitive cost conditions in this market, or a potential backlash against mainland Chinese-made products arising from inadequate product safety and quality standards, and fraudulent behavior by sellers, could reduce our revenue and seriously harm our business.

Mainland China is the largest supplier of consumer products to the world. Our actual and potential customers are mainly suppliers who are based in mainland China. Should mainland China manufacturers’ production costs go up substantially (for example, due to the further appreciation of the Chinese Renminbi (“RMB”), wage and product input price inflation, reduced export rebates and new environmental or labor regulations), products from mainland China may become less competitive on price versus other supply markets. If products from mainland China become less competitive on price, it would likely have a negative impact on the demand in mainland China for our various export-focused media and marketing services.

In recent years, there have been several highly publicized incidents involving products made in mainland China not meeting consumer standards in overseas markets. More recently, there have been reports of fraudulent behavior whereby sellers in mainland China have taken orders and payment and then not delivered the products. If these kinds of issues continue or worsen, there may be a strong backlash against products made in mainland China and our business and financial condition may consequently suffer.

Current and future economic uncertainty, slowdowns, or recessions have reduced and may continue to reduce demand and spending for business-to-business marketing services. This has in the past adversely affected and could in the future adversely affect our revenues and operating results.

The revenue and profitability of our business depends significantly on the overall demand for business-to-business media services. We believe that the demand for these services of ours is subject to a number of potentially negative factors, such as the large recent decline in global trade, the fact that many economies in the world have recently been in a recession and ongoing economic uncertainties. In addition, potential sovereign debt risks could adversely affect foreign trade. Accordingly, the overall level of global demand for mainland China’s and Asia’s exports may not be sustainable in the foreseeable future.

As a result of the global market conditions, we may incur operating losses and net losses in the future, and we may not be able to achieve positive cash flow from operations. We have a significant fixed operating expense, which may be difficult to adjust in response to unanticipated fluctuations in revenues.

Our industry is intensely competitive, evolving and subject to rapid change. If we are unable to compete effectively, we will lose current customers and fail to attract new customers. If that happens, our business may not be successful and our financial condition may be adversely affected.

Our industry is intensely competitive. Barriers to entry are minimal, and competitors are able to launch new websites and other media at a low cost. We constantly face threats from competition, including from non-traditional competitors and new forms of media. We compete for our share of customers’ marketing and advertising budgets with other online marketplaces, trade publications and trade shows. Competitors vary in size, geographic scope, industries served and breadth of the products and services offered. We may encounter competition from companies which offer more comprehensive content, services, functionality and/or lower prices. We may also encounter competition from companies offering software services and e-commerce transactional platforms.

Many of our current and potential competitors may have greater financial, technical, marketing and/or other resources than we have. Also, others may have more experience and greater name recognition. In addition, many of our competitors may have established relationships with one another and with our current and potential suppliers and buyers and may have extensive knowledge of our industry. Current and potential competitors have established or may establish cooperative relationships with third parties to increase the ability of their products to address customer needs. Accordingly, our competitors may develop and rapidly acquire significant market share.

We endeavor to monitor significant business, market, competitive, financial, economic, political, legal, regulatory and/or other relevant trends and developments in the various markets and jurisdictions in or with which we actually or may potentially conduct our business and/or operations; to evaluate the corresponding opportunities and/or risks for us, if any; and to strategize, adapt and respond as appropriate (in which case we may have to incur significant expenditures to implement our strategies). However, we may not always be successful in correctly spotting, evaluating, appreciating the extent, significance or impact of, or in implementing appropriate strategies, initiatives or other measures in response to, such trends, developments, opportunities and risks; or we may fail or be unable to do so in a timely manner or at all. If that happens, we may fail to adapt and compete effectively and to grow our business and revenues, or we may incur significant costs to address lost time and opportunity, or we may suffer other costs or adverse consequences; in which event, our business and financial condition could thereby be harmed.

Digital magazines may not become widely adopted or ever achieve significant revenue or profitability.

Technology, particularly digital technology used in the media industry, continues to evolve rapidly, and advances in that technology have led to alternative methods for the distribution of magazine content. Many publishers including ourselves have launched various types of digital magazines, often to complement print magazine editions. Our initiatives may not become widely adopted by buyers and other users, or advertisers, which could have a significant adverse effect on our competitive position and our businesses and results of operations.

We depend upon Internet search sites and other online marketing channels to attract a significant portion of the users who visit our websites, and if we were listed less prominently in Internet search result listings, or if we are unable to rely on our other online marketing channels as a cost-effective means of driving visitors to our websites, our business, operating results and financial condition could be harmed.

We derive a significant portion of our website traffic from users who search for content through Internet search sites, such as Google, Baidu, Bing and other Microsoft-powered search sites. A critical factor in attracting users to our websites is whether we are prominently displayed in such Internet search results.

Search result listings are determined and displayed in accordance with a set of formulas or algorithms developed by the particular Internet search site. The algorithms determine the order of the listing of results in response to the user's Internet search. From time to time, search sites revise these algorithms. In some instances, these modifications may cause our websites to be listed less prominently in unpaid search results, which will result in decreased traffic from search site users to our websites.

Our websites may also become listed less prominently in unpaid search results for other reasons, such as search site technical difficulties, search site technical changes and changes we make to our websites. In addition, search sites have deemed the practices of some companies to be inconsistent with search site guidelines and have decided not to list their websites in search result listings at all. If we are listed less prominently or not at all in search result listings for any reason, the traffic to our websites will likely decline, which could harm our operating results. If we decide to attempt to replace this traffic, we may be required to increase our marketing expenditures, which also could harm our operating results and financial condition.

We also rely on other online marketing channels (such as “pay per click” marketing) as an important means of driving visitors to our websites. However, the cost of such online marketing channels can change very frequently (often daily), and it is unclear whether such online marketing channels will remain cost-effective for us. If we are unable to rely on such online marketing channels as a cost-effective means of driving visitors to our websites, our business, operating results and financial condition could be harmed; or if we continue to rely on such marketing channels despite their increased costs, our marketing expenditures will increase, which also could harm our operating results and financial condition.

Magazine advertising has declined in recent years and may continue to decline, which could adversely impact our revenue.

In the past few years, global business-to-business print advertising has significantly declined which has led to a decrease in our print advertising revenue. Print advertising is generally facing many challenges and may continue to decline and not recover. The growth in alternative forms of media, such as the internet, has increased the competition for advertising dollars, which in turn could reduce the levels of expenditures for magazine advertising or suppress magazine advertising rates. Our customers may decide to use less print advertising as part of their overall marketing campaigns and the rates we charge for print advertising may decline, thereby adversely affecting our revenue.

Evolving regulation of the Internet and commercial e-mail may affect us adversely.

As Internet commerce continues to evolve, increasing legislation and regulation by governments and agencies become more likely. We use e-mail as a significant means of communicating with our existing and potential customers and users. We also provide “@globalsources.com” e-mail addresses to our clients, for their use. The laws and regulations governing the use of e-mail for marketing purposes continue to evolve, and the growth and development of the market for commerce over the Internet may lead to the adoption of additional legislation and/or changes to existing laws. Existing, new or additional legal prohibitions on the transmission of unsolicited commercial e-mail (commonly known as “spam”), coupled with aggressive enforcement, could reduce our ability to promote our services in a cost-efficient manner and our ability to facilitate communications between suppliers and buyers and, as a result, adversely affect our business and financial condition.

In addition to legal restrictions on the use of e-mail, Internet service providers, various operators of Internet mailbox services, anti-spam organizations and others typically attempt to block the transmission of unsolicited e-mail and are increasing the number and volume of unsolicited e-mails they are blocking. With this increasing vigilance also comes an increased rate of “false positives”, i.e. legitimate e-mails being wrongly identified as “spam”. If an Internet or other service provider or software program identifies e-mail from us (or from our clients to whom we have provided “@globalsources.com” e-mail addresses) as “spam”, we could be placed on a restricted list that would block our e-mails to our actual or potential customers or users who maintain e-mail accounts with these Internet service or other providers or who use these software programs or our e-mails could be routed to bulk folders and ignored. If we are unable to communicate by e-mail with our actual or potential customers or users as a result of legislation, blockage of our e-mails, routing of our e-mails to bulk folders, or otherwise, our business, operating results and financial condition could be harmed.

In addition, taxation of products and services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business, operating results and financial condition.

The laws governing Internet transactions and market access over the Internet are evolving and remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet may harm our business and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws apply to the Internet.

Changes in laws and regulations could adversely affect our business, operating results and financial condition.

It is possible that new laws and regulations or new interpretations of existing laws and regulations in the United States, the European Union, mainland China and elsewhere will be adopted covering issues affecting our business, including:

•	privacy, data security, the use of “cookies” and the use of personally identifiable information;

•	copyrights, trademarks and domain names; and

•	marketing practices, such as telemarketing, e-mail or direct marketing or online behavioral advertising.

Increased government regulation of, or the application of existing laws to, online activities or other relevant business, operational or marketing practices, could:

•	decrease the growth rate of our business;

•	reduce our revenues;

•	increase our operating expenses; or

•	expose us to significant liabilities.

Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. Any impairment in the value of these important assets could cause our share price to decline. We cannot be sure what effect any future material non-compliance by us with these laws and regulations or any material changes in these laws and regulations could have on our business, operating results and financial condition.

We endeavor to monitor significant relevant legal and regulatory developments that could impact our business and operations. However, we may not always be successful in correctly spotting, evaluating, appreciating the extent, significance or impact of, or in adapting and implementing appropriate measures in response to, such developments; or we may fail or be unable to do so in a timely manner or at all. If that happens, we may incur significant legal liabilities, costs in mitigating or otherwise addressing the issue, or other adverse consequences, and our business, operating results and financial condition could thereby be harmed.

Changes in laws and standards relating to data collection and use practices and the privacy of Internet users and other individuals could impair our efforts to maintain and grow our audience and thereby decrease our advertising revenue.

We collect information from our users who register for services or respond to surveys. Subject to each user's permission (or right to decline), we may use this information to inform our users of products and services that may be of interest to them. We may also share this information with our advertising clients for those who have granted us permission to share their information with third parties. In addition, we also use “cookies” in our websites and engage in various online behavioral advertising practices. Governments in various jurisdictions, including the United States and the European Union, have adopted or proposed limitations on the collection, distribution and use of personal information of Internet users. In addition, growing public concern about privacy, data security, the use of “cookies”, and online behavioral advertising practices, has led to or may result in increased legal and governmental regulation, and/or self-regulation of these practices by the Internet advertising and direct marketing industry. Because many of the proposed laws or regulations are in their early stages, we cannot yet determine the impact these regulations may have on our business and financial condition over time. Although, to date, our efforts to comply with applicable laws and regulations have not hurt our business and financial condition, additional or more burdensome laws or regulations, including consumer privacy and data security laws, could be enacted or applied to us or our customers. Such laws or regulations could impair our ability to collect user information that helps us to provide more targeted advertising to our users, thereby impairing our ability to maintain and grow our audience and maximize advertising revenue from our advertising clients.

Customer or user concerns regarding Internet security or fraud may deter the use of our online products and services.

Widely publicized security breaches or fraud involving the Internet or online services generally, or our failure to prevent security breaches or fraud by our customers or users, may cause our current and potential customers and users not to use our products and services thereby adversely affecting our revenues. We may be required to incur additional costs to protect against security breaches and fraud, or to alleviate problems caused thereby. Our business and financial success depends on our customers’ and users’ confidence in the security of our products and services and our anti-fraud measures.

Foreign exchange rate fluctuations may have a material impact on our operating results, revenues, and profits.

Because we operate internationally and report our operating results, revenues and profits in United States Dollars (“U.S. Dollars”), foreign exchange rate fluctuations, especially in the RMB and other Asian currencies, may have a material impact on our operating results.

The RMB has historically been stable, but has strengthened during the last two years as against the U.S. Dollar. Although we bill in RMB and have expenses in RMB in mainland China, if the RMB appreciates further, our current and potential supplier customers may become less competitive with suppliers from other regions, leading to less demand for our advertising services. In addition, we have investments in operations in mainland China, the net assets of which are exposed to foreign currency translation risks. To the extent significant currency fluctuations occur in the RMB and other Asian currencies, our financial condition and results of our operations may be adversely affected.

Currently, we do not hedge our exposure to foreign currency fluctuations.

Outbreaks of H1N1, avian influenza, Severe Acute Respiratory Syndrome (“SARS”) or other widespread public health problems could adversely affect our business and financial condition.

In the event of future outbreaks of H1N1, avian influenza, SARS or other widespread public health problems, some ways in which our business and financial condition might be adversely affected could include the following:

•
quarantine or travel restrictions (whether required by government or public health authorities, or self-imposed) could result in the closure of some of our offices and other disruptions to our operations;

•	sickness or death of our key officers and employees;

•	a general slowdown in international trade and the global economy;

•	our trade shows may have to be cancelled; and

•	exhibitor and visitor participation at our trade shows, could be significantly curtailed or otherwise adversely affected.

The successful operation of our business depends significantly on the quality, performance and reliability of the telecommunications and Internet infrastructure globally, and especially in mainland China and the Asia-Pacific region, where we derive most of our revenue and where the vast majority of our sales representatives are located.

We derived approximately 49% of our revenue from Internet-related services in 2010 and poor performance or failures of the telecommunications and internet infrastructure anywhere in the world could negatively impact our business.

We are likely to continue to derive the majority of our Internet-based marketplace business and revenues from mainland China and the Asia-Pacific region.

The quality, performance and reliability of some of the telecommunications and Internet infrastructure and telephone line availability in mainland China and many other countries in the Asia-Pacific region could fail and/or become unreliable.

In mainland China, almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the government authorities. In addition, the national networks are connected to the Internet through international gateways controlled by the mainland China government. These international gateways are the only channels through which a mainland China user can connect to the Internet. We cannot assure that a more sophisticated or flexible Internet infrastructure will be developed in mainland China. Our mainland China users may not have access to alternative networks in the event of disruptions, failures or other problems with mainland China’s Internet infrastructure. Furthermore, the Internet infrastructure in mainland China may not support the demands associated with continued growth in Internet usage.

These issues and problems may contribute to lower than expected adoption of many of our services and may cause our growth and revenues to fall below expectations, or we may have to incur significant costs to address or mitigate them, thereby adversely affecting our profitability.

Climate change regulations in supply markets and overseas demand markets could increase the costs of certain groups of our supplier and/or buyer community, or otherwise harm their business or financial viability. As a result, they may reduce or cease their usage of our services, thereby adversely affecting our revenue.

In many jurisdictions, there is a growing trend of increasing concerns, and legal, regulatory, political and policy developments, in the area of climate change and other environmental issues. These may discourage, or may involve the imposition of certain prohibitions, restrictions, standards, levies and/or taxes in respect of, certain types of manufacturing processes, products and/or imports, which may in turn increase the costs of affected manufacturers, suppliers, exporters, buyers and/or importers or otherwise harm their business or financial viability. Those of our supplier and/or buyer community who are so affected may consequently reduce or cease their usage of our services, in which case our revenue would be adversely affected.

B.   Company Risks

Our inability to sustain our current price points could adversely affect our operating results and financial condition.

The marketing and pricing decisions of our competitors strongly influence our business and therefore affect our financial condition. For example, in mainland China, online advertising rates in our sectors have declined significantly over the past few years. Although we typically sell integrated marketing programs that involve more than one form of media, there has been downward pressure on pricing. To the extent that potential and existing customers make decisions solely or primarily on price, we may be unable to retain existing customers or attract new customers, or we may be forced to reduce prices to keep existing customers or to attract new customers. If we are unable to maintain our current pricing levels for advertising on our websites and in our trade journals, and for booths at our trade shows, our revenues could be adversely affected. Also, if we are unable to make up for any decline in average revenue per customer by increasing our total number of customers, our business and financial condition could suffer.

If our current and potential customers are not willing to renew and adopt our services, we may not attract and retain a critical mass of customers, our business may not be successful, and our financial condition could be adversely affected.

Our services will be attractive to suppliers only if buyers use our services to identify suppliers and purchase their products. The content, products and suppliers currently available through our various media, or made available by suppliers, may not be sufficient to attract and retain buyers as users of our services. If buyers and suppliers do not accept our media and services, or if we are unable to attract and retain a critical mass of buyers and suppliers for our media and services, our business will suffer and our revenues may decrease.

None of the suppliers that currently pay to use our services are under any long-term contractual obligation to continue using our services. Generally, their advertising contracts with us for our online and print media are for 6 to 12 months in duration, while most booth contracts are for China Sourcing Fairs that will be held within the next 12 months. A significant percentage of our customers do not renew their contracts and we experience high customer turnover from year to year. If we cannot replace non-renewing customers with new customers, our business and financial condition could be adversely affected.

There are various factors that could adversely affect our ability to operate our China Sourcing Fair and Global Sourcing Fair trade show businesses successfully and profitably.

We expect that a significant portion of our future revenues will continue to be derived from our trade show business and in 2011 we are scheduled to hold more than 70 shows, up from more than 30 in 2009 and more than 60 in 2010. Our China Sourcing Fairs represent the great majority of our trade show business.

In 2010, our China Sourcing Fairs contributed substantially to our success. The first China Sourcing Fair was held in Shanghai in 2003, and the first of our series of China Sourcing Fairs in Hong Kong was launched in April 2006. Our shows have since been expanded to Dubai, Mumbai, Shanghai (our “China Sourcing Fairs” in mainland China for the domestic market have since been re-branded to “Global Sourcing Fairs”), Singapore and Johannesburg, and in 2011 we are scheduled to launch new shows in Miami, Shenzhen and Xiamen.

Our China Sourcing Fairs and Global Sourcing Fairs are still relatively new business initiatives and we are uncertain as to our ability to attract and retain the quality and quantity of exhibitors and buyers that would enable these trade shows to be successful.

In addition, there are substantial and long-established trade shows in Hong Kong and southern mainland China which compete with our China Sourcing Fairs in Hong Kong, and which now have access to expanded venue space. Many of these competing trade show events and/or venues are owned and/or organized by, and/or sponsored, funded, endorsed and/or otherwise strongly supported by, governmental or statutory bodies, who may continue to further develop and/or expand such trade show events and/or venues in competition with ours or engage in other competitive actions. For example, the Hong Kong Trade Development Council (“HKTDC”), a government-subvented statutory body and the largest trade show organizer in Hong Kong, competes aggressively with our China Sourcing Fairs at the AsiaWorld-Expo exhibition venue in Hong Kong. The HKTDC is also a co-owner of the Hong Kong Convention and Exhibition Centre (“HKCEC”), and is able to secure and has secured most of the favorable exhibition venue time-slots at the HKCEC for the HKTDC’s own trade shows. The HKCEC was recently expanded, and the HKTDC and the HKCEC (as well as other exhibition organizers) have from time to time been pressing the Hong Kong government to consider supporting a further expansion (“Phase 3”) of the HKCEC. As a result of such developments, and especially if HKCEC Phase 3 proceeds, our overall competitiveness may be harmed, we may not be able to attract the desired quantity and quality of exhibitors and buyers to our trade shows, and the viability of our trade show business may be jeopardized.

Also, because of the complexities, competition and uncertainties associated with the expansion of our shows into new categories and locations, we may not achieve our desired sales objectives. Furthermore, in order to implement our trade show growth strategy, our management, personnel and other resources may be strained and/or we may have to continue hiring additional personnel and incurring additional expenditures. If we are unable or fail to manage these issues and execute the operations appropriately and effectively, it would jeopardize our ability to be successful in the trade show business and adversely affect our financial condition.

In addition, for marketing and selling booths to exhibitors, we rely heavily on cooperation with various government bodies, trade associations and other relevant parties. The availability of government subsidies to exhibitors in some jurisdictions (e.g. mainland China) is also a significant factor in attracting exhibitors to our trade shows. If we fail to achieve such cooperation or if such cooperation is unsuccessful, or if government subsidies are not available or granted or are withdrawn, the success of our trade show business could be jeopardized, and our operating results and financial condition may be adversely affected.

Our China Sourcing Fairs and Global Sourcing Fairs businesses also require us to make substantial non-refundable deposits and progress payments to secure desirable venues and dates far in advance of conducting the trade show. The market for desirable dates and locations is often highly competitive and critical to the success of the show. If we cannot secure desirable dates and locations for our trade shows, their profitability and future prospects would suffer, and our financial condition and operating results would be materially and adversely affected.

Several other factors could also negatively affect our financial performance in this business, including:

•	natural catastrophes, labor strikes and transportation shutdowns;

•	the spread of H1N1, avian influenza, SARS and other similar epidemics;

•	political instability and the threat of terrorist attacks;

•	conflicting and/or changing legal and regulatory requirements;

•	decrease in demand for booth space;

•	particularly in mainland China, we may not always be able to obtain the required trade show licenses, which may limit the number of trade shows we are able to hold;

•	our sales representative companies’ inability to effectively expand their staff and infrastructure;

•	inability to renew our venue contracts on favorable terms or at desired times;

•	a slowdown in product demand from outlet markets; and

•	sudden closure of event venue site due to unforeseen circumstances.

In view of the various risks outlined above, we can give no assurances that our operation of the trade show business will be instrumental to our success or that our financial condition will not be adversely affected.

The loss of one or more of our executive officers, either to a competitor or otherwise, could harm our business and financial condition.

Our growth and success depend significantly on the continued services of our executive officers and other key members of our management The loss of their services and/or that of other key executives, including our executive chairman, chief executive officer, chief financial officer, chief operating officer and chief information officer, or significant changes in our executive management team, whether as a result of resignation, service termination, retirement, succession planning or otherwise, may be disruptive to our business and operations and/or could jeopardize the success and viability of our business and financial condition. If competitors hire our key personnel, it could allow them to compete more effectively by diverting customers from us and facilitating more rapid development of their competitive offerings.

We may not be able to attract, hire and retain qualified personnel cost-effectively, which could impact the quality of our content and services and the effectiveness and efficiency of our management, resulting in increased costs and jeopardizing the success and viability of our business and financial condition.

Our success depends on our ability to attract, hire and retain at commercially reasonable rates, qualified technical, sales support management, marketing, customer support, financial and accounting, legal and other managerial personnel. The competition for personnel in the industries in which we operate is intense. Our personnel may terminate their employment at any time for any reason. Loss of personnel may also result in increased costs for replacement hiring and training. If we fail to attract and hire new personnel or retain and motivate our current personnel, we may not be able to operate our businesses effectively or efficiently, serve our customers properly, or maintain the quality of our content and services. If this were to occur, our financial condition could be adversely affected.

We rely heavily on independent sales representative companies for the sales and marketing of our products and services. If we lose the services of these sales representative companies or their employees, or if they perform poorly, or if we fail to effectively manage our relationship with them, our business and revenues could be harmed.

We have agreements with various independent sales representative companies, whom we rely heavily upon for the sales and marketing of our products and services. Six main sales representative companies in mainland China are responsible for approximately 71% of our total revenues for the year ended December 31, 2010. Generally, either we or the sales representative companies may terminate the service agreement between them and us upon short notice. It is possible that we may not retain some of our sales representative companies, or they may not retain some of their sales personnel (due to competition from other companies in hiring and retaining sales personnel) or be able to replace them with equally qualified personnel. Furthermore, if a sales representative company terminates its agreement with us, some of our customers with a direct relationship with that sales representative company or its personnel may terminate their relationship with us. Although these sales representative companies and their employees are independent from us, there can be no assurance that our reputation and our business, and our financial condition, will not be harmed by their acts or omissions. If sufficient numbers of employees are not recruited, or properly trained, integrated, motivated, retained and managed, by these sales representative companies, or if they or their employees perform poorly or fraudulently, or otherwise fail to perform their roles and responsibilities adequately, appropriately or as required, or if our relationships with these sales representative companies fail or deteriorate or we are otherwise unable or unsuccessful in effectively managing our relationship with them, our business and revenues may be harmed.

Our plans to expand into the mainland China domestic business-to-business market may fail or underperform.

We now have more than a dozen individual media properties serving the mainland China domestic market and we intend to grow this, in particular by adding online services and trade shows. We are generally less competitive in this market than the export market and may not be successful. Competition is intense and price points tend to be very low, which may adversely affect the success of our plans to expand into the mainland China domestic business-to-business market.

Our lengthy sales and implementation cycle could cause delays in concluding sales contracts with customers, thereby adversely affecting our business objectives and success, and therefore our financial condition.

The period between our initial contact with a potential customer and the purchase of our products and services is often long and unpredictable and may have delays associated with the lengthy budgeting and approval processes of our customers. This lengthy sales and implementation cycle may affect our ability to estimate our revenue in future quarters and could cause delays in the conclusion of sales contracts with customers, thereby adversely affecting our business objectives and success, and therefore our financial condition.

Our China Global Sources Online website, which we launched to facilitate trade in mainland China’s domestic market, is generating very little revenue and may not ever be profitable.

We launched our China Global Sources Online website in November of 2007 to facilitate trade in mainland China’s domestic market. Our China Global Sources Online website is distinct and separate from our English language export marketing website, Global Sources Online. We have generated very little revenue since our launch and may never achieve profitability. We may not have sufficient access to capital to develop and market the China Global Sources Online website and we give no assurances that our operation of this business will contribute to our financial success. We cannot be sure that the China Global Sources Online website will be successful and its failure could have a materially adverse effect on our future success.

We may not be successful in identifying, financing, consummating and/or effectively integrating acquisitions, joint ventures or strategic alliances, in order to expand our business. In such event, our operating results and financial condition could be adversely affected.

We are regularly evaluating potential strategic acquisitions, joint ventures, alliances or other investments, or other opportunities for growth. We believe that these are a key component of our business strategy. However, we may not be successful in identifying such opportunities, or we may not be able to negotiate satisfactory terms or consummate them successfully, or we may not have sufficient access to capital to enter into or to take advantage of them. In these circumstances, our growth potential, competitiveness and/or business success, and therefore our financial condition, may be harmed.

If we do identify and consummate such opportunities, there is still a risk that we may not be able to integrate any new businesses, products or technologies into our existing business and operations, or to manage our relationships with our joint venture or alliance partners successfully. Alternatively, even if we are successful in doing so, we may not achieve expected results, or we may not realize other expected benefits. In such circumstances, our financial condition could be adversely affected.

In order to finance such opportunities, we may use equity securities, debt, cash, or a combination of the foregoing. Any issuance of equity securities or securities convertible into equity may result in substantial dilution to our existing shareholders, reduce the market price of our common shares, or both. Any debt financing is likely to have financial and other covenants based on our performance, results or other conditions, and there could be an adverse impact on us if we do not observe, maintain or achieve the covenanted performance, results or other conditions. In addition, the related increases in expenses could adversely affect our operating results and financial condition.

We may not innovate at a successful pace, which could harm our operating results and financial condition.

Our industry is rapidly adopting new technologies and standards to create and satisfy the demands of users and advertisers. It is critical that we continue to innovate by anticipating and adapting to these changes to ensure that our content-delivery platforms and services remain effective and interesting to our users, advertisers and partners. In addition, we may discover that we must make significant expenditures to achieve these goals. If we fail to accomplish these goals, we may lose users and the advertisers that seek to reach those users, which could harm our operating results and financial condition.

We could be subject to additional income tax liabilities.

We are subject to income taxes in numerous jurisdictions. Significant judgment is required in evaluating our worldwide provision for income taxes. During the ordinary course of business, there are many transactions for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates; by changes in the valuation of our deferred tax assets and liabilities; or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. We are subject to potential or actual tax audits in various jurisdictions, and such jurisdictions may assess additional income tax against us. Although we believe our tax estimates are reasonable, the final determination of such tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. The results of a tax audit or related litigation could have a material adverse effect on our operating results or cash flows.

We may be subject to legal liability for publishing or distributing advertisements or other content in our trade publications or websites, or at our trade shows.

We may be subject to legal claims or liabilities relating to the advertising or other content on Global Sources Online or our other websites, or the downloading and distribution of such content, as well as legal claims or liabilities arising out of the products or companies featured in our trade publications and at our trade shows. Claims or liabilities could involve matters such as: libel and defamation; negligent misstatements; false or misleading advertisements; patent, trademark, copyright, design or other intellectual property infringement; fraud; invasion of privacy; direct or indirect, or primary or secondary, liability for illegal, prohibited, restricted, controlled, unlicensed, fake, defective, poor quality, hazardous, contaminated or injurious products or substances advertised on our websites or in our publications or exhibited at our trade shows; or other legal theories, for example, based on aiding and abetting our advertisers or exhibitors in our role as a publisher, website operator or trade show organizer (for example, by allegedly facilitating or providing the means for any unlawful or infringing activities conducted through the medium of our websites or publications or at our trade shows), or based on the nature, creation or distribution of our content (for example, the use of hypertext links to other websites operated by third parties).

Media companies have been sued in the past, sometimes successfully, based on the content published or made available by them. Like many companies in our industry, we have received notices of claims based on content made available in our publications, on our website or at our trade shows. In addition, some of the content provided on Global Sources Online is manually entered from data compiled by other parties, including governmental and commercial sources, and this data may have errors, or we may introduce errors when entering such data. If our content is improperly used or if we supply incorrect information, our users or third parties may take legal action against us. In addition, we may violate usage restrictions placed on text or data that is supplied to us by third parties. Regardless of the merit of such claims or legal actions, they could divert management time and attention away from our business, result in significant costs to investigate and defend, and damage our reputation (which could result in client cancellations or overall decreased demand for our products and services), thereby harming our business, operating results and financial condition. In addition, if we are not successful in defending against such claims or legal actions, we may be liable to pay substantial damages. Our insurance may not cover claims or legal actions of this type, or may not provide sufficient coverage.

We may be subject to legal liability for the supplier verification services that we offer to buyers.

In addition to supplier-provided information, we also offer verification services (by ourselves and/or through third parties whom we engage) to buyers in respect of certain data from certain of our supplier customers. These verification services include: verification of some of a supplier’s company and business details; supplier credit profiles and credit reports; and supplier capability assessment. We may be subject to legal claims and actions for any inaccurate, erroneous, incomplete or misleading information provided in connection with such verification services. While we may have liability disclaimers associated with such verification services, such liability disclaimers may nevertheless be insufficient to deter a complainant from attempting to raise a claim or to institute legal action against us, or may be held by a court to be invalid or unenforceable. As for those verification services which are not provided directly by us but by third parties engaged by us, a complainant may nevertheless attempt to hold us responsible for such third parties. Regardless of the merit of any such claims or legal actions, they could divert management time and attention away from our business, result in significant costs to investigate and defend, and damage our reputation (which could result in client cancellations or overall decreased demand for our products and services), thereby harming our business, operating results and financial condition. In addition, if we are not successful in defending against such claims or legal actions, we may be liable to pay substantial damages. Our insurance may not cover claims or legal actions of this type, or may not provide sufficient coverage.

Our intellectual property protection is limited, and others may infringe upon it, which may reduce our ability to compete and may divert our resources.

Our success and ability to compete are dependent in part upon our proprietary technology, content and information databases, the goodwill associated with our trademarks, and other intellectual property rights. We have relied on a combination of copyright, trade secret and trademark laws and non-disclosure and other contractual restrictions to protect ourselves. However, our efforts to protect our intellectual property rights may not be adequate. Although we have filed (and continue to file) applications for and have obtained registration of many of our key trademarks in various jurisdictions, we may not always be able to obtain successful registrations. Our competitors may independently develop similar technology or duplicate our software and services. If others are able to develop or use technology and/or content we have developed, our competitive position may be negatively affected.

We have in the past co-developed, and may in the future co-develop, some of our intellectual property with independent third parties. In these instances, we take all action that we believe is necessary and advisable to protect and to gain ownership of all co-developed intellectual property. However, if such third parties were to introduce similar or competing online products and services that achieve market acceptance, the success of our online services and business, operating results, financial condition and prospects may be harmed.

We cannot determine whether future patent, copyright, service mark or trademark applications, if any, will be granted. No certainty exists as to whether our current intellectual property or any future intellectual property that we may develop will be challenged, invalidated, or circumvented, or will provide us with any competitive advantages.

Litigation may be necessary to enforce our intellectual property rights, protect trade secrets, determine the validity and scope of the proprietary rights of others, or defend against claims of infringement or invalidity. Intellectual property laws provide limited protection. Moreover, the laws of some foreign countries do not offer the same level of protection for intellectual property as the laws of the United States. Such laws may not always be sufficient to prevent others from copying or otherwise obtaining and using our content, technologies or trade marks. In addition, policing our intellectual property rights worldwide is a difficult task, and we may be unable to detect unauthorized use of our intellectual property or to identify infringers. Litigation may result in substantial costs and diversion of resources, regardless of its outcome, which may limit our ability to develop new services and compete for customers.

If third parties claim that we are infringing upon their intellectual property rights, our ability to use technologies and products may be limited, and we may incur substantial costs to resolve these claims.

Litigation regarding intellectual property rights is common in the Internet and software industries. Defending against these claims could be expensive and divert our attention from operating our business. We expect third-party infringement claims involving Internet technologies and software products and services to increase. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay substantial damage awards and be forced to develop non-infringing technology, obtain a license with costly royalties or cease using the products and services that contain the infringing technology or content. We may be unable to develop non-infringing technology or content or to obtain a license on commercially reasonable terms, or at all. All of this could therefore have a material adverse effect on our business, operating results and financial condition.

We may not have, in all cases, conducted formal or comprehensive investigations or evaluations to confirm that our content and trade marks do not or will not infringe upon the intellectual property rights of third parties. As a result, we cannot be certain that we do not or will not infringe upon the intellectual property rights of third parties. If we are found to have infringed a third party’s intellectual property rights, the value of our brands and our business reputation could be impaired, and our business and financial condition could suffer.

We own substantial commercial real estate in mainland China with associated legal ownership risks, given the fact that the interpretation of mainland China laws and regulations involves uncertainty.

The mainland China legal system is based on written statutes, and prior court decisions can only be used as a reference. For some time now, the mainland China government has been promulgating laws and regulations in relation to economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view to developing a comprehensive system of commercial law, including laws relating to property ownership and development. However, due to the fact that these laws and regulations have not been fully developed, and because of the limited volume of published cases and the non-binding nature of prior court decisions, interpretation of mainland Chinese laws and regulations involves a degree of uncertainty. Some of these laws may be changed without being immediately published or may be amended with retroactive effect. In addition, any litigation in mainland China may be protracted and result in substantial costs and diversion of resources and management attention. All these uncertainties may cause difficulties in the enforcement of our land use rights, entitlements under its permits, and other statutory and contractual rights and interests relating to the substantial commercial real estate which we own in mainland China.

The value of our commercial properties in mainland China and Hong Kong may fall below the carrying value, requiring us to recognize an impairment charge.

We own commercial properties in Shenzhen’s new commercial business district, which are equivalent in standard to “Grade A” private office premises in Hong Kong (“Grade A” private office premises in Hong Kong are defined by the Hong Kong Rating and Valuation Department and generally understood by the Hong Kong property market to mean premises situated in buildings designed for commercial purposes which are modern with high quality finishes; have a flexible layout; have large floor plates; have spacious, well decorated lobbies and circulation areas; have effective central air-conditioning; have good lift services zoned for passengers and goods deliveries; have professional management; and have parking facilities normally available). In addition, we own commercial property in Hong Kong. We have also recently, in August 2011, acquired commercial property in Shanghai.

The total carrying amount of our Shenzhen and Hong Kong properties was approximately $71.5 million, and their total market value was approximately $136.4 million as of December 31, 2010. The purchase price of our Shanghai property which we acquired in August 2011 was approximately $52.2 million, However, real estate markets are cyclical and valuation year-on-year is uncertain, given global- and country-specific demand and supply drivers. As a result, we may not be able to recover the carrying value of our properties, which may require us to recognize an impairment charge in future earnings.

Apart from the U.S. treasury bills which we hold, a significant portion of our cash and cash equivalents are held as cash deposits with various banks. In the event of an insolvency of such banks, we may not be able to recover our cash from them in full or in part, or there may be prolonged delays in such recovery.

A significant portion of our cash and cash equivalents are held as cash deposits with various commercial banks. Although we have not recognized any losses to date on our cash and cash equivalents, in the event of an insolvency of such banks, we may not be able to recover our cash from them in full or in part, or there may be prolonged delays in such recovery. This could materially adversely affect the value or liquidity of our cash and cash equivalents and result in a material impairment, which could materially adversely affect our financial condition and operating results.

The failure of our computer systems, network and communications hardware and software could materially and adversely affect our business, operating results and financial condition.

Our business depends on the high availability, good performance and strong security of our computer systems, network, and associated hardware and software. Any system interruptions, poor performance or security breaches impacting on Global Sources Online or any of our online sites may drive buyers and other registered users away and reduce the attractiveness of these sites to advertisers, therefore adversely affecting our business, operating results and financial condition.

We host our key customer-facing computer systems with major Internet Service Providers (ISPs) in Hong Kong. Interruptions to these ISPs’ and/or their partners’ hosting services could result from natural disasters as well as catastrophic hardware failures, software problems, extended power loss, telecommunications failure and similar events. While these ISPs may have their own disaster recovery capabilities and/or be able to provide us with disaster recovery facilities on request in such circumstances, nevertheless, if there is any failure, inability or delay on their part in providing such disaster recovery facilities as committed, serious and prolonged disruptions to our systems and services could result.

Although we support the integrity of our security with IDS (Intrusion Detection Systems), anti-virus and other tools as a precaution against hackings, denial-of-service and other cyber intrusions, such security systems and programs are not completely foolproof or error-free, and new updates to deal with the latest viruses or security threats may not yet be available or may not yet have been implemented. Hence, security breaches could still occur, and we cannot give any assurances that we will always be able to prevent individuals from gaining unauthorized access to our servers. Any such unauthorized access to our database servers, including abuse by our employees, could result in the theft of confidential customer or user information contained in our database servers. If such confidential information is compromised, we could lose customers or become subject to liability or litigation and our reputation could be harmed, any of which could materially and adversely affect our business, operating results and financial condition.

The failure of outside parties to meet committed service levels and information accuracy expectations may make our services less attractive to customers and harm our business and financial condition.

We rely on outside parties for some information, licenses, product delivery, telecommunications and technology products and services. We rely on relationships and/or contractual agreements with software developers and providers, systems integrators and other technology or telecommunications firms to support, enhance and develop our products and services.

Although we have contracts with technology providers to enhance, expand, manage and maintain our computer and communications equipment and software, these service providers may not provide acceptable services. Services provided by third parties include providing application licenses, hosting our Global Sources Online servers and database, maintaining our communications and managing the network and data centers which we rely on for the provision of our services. These relationships may not continue or may not be available on the same commercial terms in the future, which could cause customer dissatisfaction and/or a delay in the launch of new software or services.

We license some components of our technology from third parties. These licenses may not be available to us on the same commercial terms in the future. The loss of these licenses could delay the release or enhancement of our services until equivalent technology could be licensed, developed, or otherwise obtained. Any such delay could have a material adverse effect on our business and financial condition. These factors may deter customers from using our services, damage our business reputation, cause us to lose current customers, and harm our ability to attract new customers, thereby adversely affecting our financial condition.

We have no direct control over the accuracy, timeliness, or effectiveness of the information, products and services or performances of these outside parties. As a result of outside party actions, we may fail to provide accurate, complete and current information about customers and their products in a timely manner and to deliver information to buyers and/or other registered users in a satisfactory manner.

Our inability to maintain effective Internet domain names could create confusion and direct traffic away from our online services.

If we are not able to prevent third parties from acquiring Internet domain names that are similar to the various Internet domain names that we own, third parties could create confusion that diverts traffic to other websites away from our online services, thereby adversely affecting our business and financial condition. The acquisition and maintenance of Internet domain names generally are regulated by governmental agencies. The regulation of Internet domain names in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant Internet domain names. Furthermore, the relationship between regulations governing such addresses and laws protecting proprietary rights is unclear.

There may be various control, enforceability, legal and/or regulatory risks associated with the holding and operating structure for our EDN-China business.

In April 2011, our subsidiary, eMedia Asia Limited (“eMedia Asia”), acquired the print and online businesses of EDN-Asia, EDN-China and certain other associated titles from the United Business Media group.

The EDN-China business involves a mainland China domestic print publication and a mainland China domestic online website, and is operated through a mainland China company, Beijing EDN Advertising Production Co., Ltd. (“Beijing EDN”).

As the laws and/or regulations of the People’s Republic of China (“PRC”) prohibit and/or restrict foreign investments in mainland China domestic publishing and internet information businesses, eMedia Asia does not have any direct equity ownership interest in Beijing EDN (which has an internet content provider license that is required for the operation of a mainland China domestic online website). Instead, the holding structure of the EDN-China business depends upon nominee and other related contractual arrangements involving mainland China individuals who have agreed to act as eMedia Asia’s nominee shareholders of Beijing EDN (“nominees”). Beijing EDN also relies on a co-operation arrangement with a mainland China publisher which has a publishing permit or “kanhao” (“kanhao publisher”), in connection with the mainland China domestic publishing and circulation activities for the EDN-China print publication.

These arrangements may not be very effective in providing direct operational control or direct ownership of the EDN-China business. Moreover, if our relationships with the nominees and/or the kanhao publisher were to break down, they may act contrary to our interests, the arrangements concerned may be difficult to legally enforce, and the EDN-China operations and business could be disrupted or otherwise adversely affected.

There are also uncertainties regarding the interpretation and application of PRC laws, regulations and policies with respect to these types of arrangements. Accordingly, there is a risk that such arrangements may be deemed by the relevant PRC authorities to be contrary to PRC laws, regulations or policies, the consequences of which could include: fines and/or other monetary penalties; revocation of applicable PRC permits or licenses and/or other administrative sanctions; and/or the various arrangements concerned being held to be unenforceable.

Should our directors or officers incur personal liabilities in connection with the performance of their duties, such liabilities could be substantial. Our insurance coverage for such directors’ or officers’ liabilities may be inadequate, and we may have to indemnify them (if and to the extent applicable and permissible) out of our own funds.

Our insurance coverage for the potential personal liabilities of our directors and officers is limited and may not be sufficient to cover the scope or extent of such liabilities. In such event, our directors and officers may have to rely in whole or in part on indemnities from out of our funds (see “Personal Liability of Directors and Indemnity” under Item 10 for a description of the personal liabilities of our directors and the indemnities by us which may be available to our directors and officers). If and to the extent such indemnities are applicable and permissible, they could be substantial.

We may be required to record an impairment charge to earnings if our goodwill or amortizable intangible assets become impaired.

We are required to test goodwill for impairment at least annually and to review our amortizable intangible assets for impairment whenever events or changes in circumstance indicate that the carrying amounts may not be recoverable. The carrying amounts of goodwill and intangible assets as of December 31, 2010 were approximately $2.5 million and $8.0 million respectively. Significant adverse changes in the business climate, or economic, competitive and other factors, may affect the value of goodwill and identifiable intangible assets. If any of these factors impair the value of these assets, accounting rules would require that we reduce their carrying value and recognize an impairment charge, which would reduce our reported assets and earnings in the year in which the impairment charge is recognized.

We may be required to record an impairment charge on our accounts receivables, if we are unable to collect the outstanding balances from our customers.

We generally collect our fees in advance from customers in markets with higher risk. We have a large number of customers and no individual customer represents more than 10% of our accounts receivables. We estimate the collectability of our accounts receivables based on our analysis of the accounts receivables, historical bad debts, customer creditworthiness and current economic trends. We continuously monitor collections from our customers and maintain adequate impairment allowance for doubtful accounts. However, while credit losses have historically been within our expectations and the allowances we established, if the bad debts significantly exceed our impairment allowance, our operating results and liquidity could be adversely affected.

C.   Investment Risks

Our quarterly operating results may have seasonal fluctuations, and we may fail to meet analyst, investor and shareholder expectations.

We typically experience seasonal quarter-to-quarter fluctuations in our revenue. Buyer’s usage of our media and services is typically relatively slower during the summer and year-end vacation and holiday periods. Additionally, our online and trade publication advertising revenue is seasonal and tends to be highest in the fourth quarter of each calendar year. Currently, most of our largest trade shows are expected to be held in April and October of each year. The net result of the above seasonality is that second and fourth quarter revenues are likely to be substantially higher than the first and third quarter revenues. In 2010, approximately 30% of our revenue was generated during the second quarter and approximately 32% during the fourth quarter. The first quarter accounted for approximately 18% of our revenue in 2010 and the third quarter accounted for approximately 20% of our revenue in 2010. In addition, certain expenses associated with future revenues are likely to be incurred in the preceding quarters, which may cause profitability to be lower in those preceding quarters. Also, because event revenue is recognized when a particular event is held, we may also experience fluctuations in quarterly revenue based on the movement of annual trade show dates from one quarter to another.

There is a limited public market for our shares and the trading volume for our shares is low, which may limit your ability to sell your shares or purchase more shares.

As of September 30, 2011 we had approximately 882 registered shareholders, and a total of 33,790,166 outstanding common shares, out of which approximately 13,524,036 outstanding common shares were tradable on the NASDAQ Global Market (“NASDAQ”).

Because of the small number of shareholders and the small number of publicly tradable shares, we cannot be sure that an active trading market will develop or be sustained or that you will be able to sell or buy common shares when you want to. As a result, it may be difficult to make purchases or sales of our common shares in the market at any particular time or in any significant quantity. If our shareholders sell our common shares in the public market, the market price of our common shares may fall. In addition, such sales may create the perception by the public of difficulties or problems with our products and services or management. As a result, these sales may make it more difficult for us to sell equity or equity-related securities in the future at a time or price that is appropriate.

Future sales of our common shares could depress the price of the common shares.

Future sales of common shares by us or our existing shareholders could adversely affect the prevailing market price of the common shares. As of September 30, 2011, we had 33,790,166 common shares outstanding, out of which at least 15,420,462 common shares outstanding are beneficially owned by people who may be deemed “affiliates”, as defined by Rule 405 of the Act. Of these 15,420,462 shares, 14,865,126 shares are “restricted securities” which can be resold in the public market only if registered with the Securities and Exchange Commission or pursuant to an exemption from registration.

We cannot predict what effect, if any, that the future sales of such restricted shares or the availability of shares for future sale, will have on the market price of the common shares from time to time. Sales of substantial amounts of common shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the common shares and could impair our ability to raise additional capital through an offering of our equity securities.

U.S. persons that hold our common shares could be subject to material adverse U.S. federal income tax consequences if we were considered to be a PFIC for any taxable year.

A non-U.S. corporation generally will be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in any taxable year in which, after applying the relevant look-through rules with respect to the income and assets of its subsidiaries, either (i) 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, annuities and certain royalties and rents not derived in the active conduct of a business) or (ii) the average value of its assets that produce passive income or are held for the production of passive income is at least 50% of the total value of its assets.

Although the application of the PFIC rules is unclear, there is a risk that we could be treated as having unexpectedly become a PFIC in a prior year, and there can be no assurance that we will not be considered a PFIC for the current year or any subsequent year. A U.S. person that holds our common shares should consult its own tax advisor regarding possible adverse tax consequences to such person if we are considered to be a PFIC.

It may be difficult for a third party to acquire us, and this may depress our share price.

Our bye-laws contain provisions that may have the effect of delaying, deferring or preventing a change in control or the displacement of our management. These provisions may discourage proxy contests and make it more difficult for the shareholders to elect directors and take other corporate actions. These provisions may also limit the price that investors might be willing to pay in the future for our common shares. These provisions include:

•	providing for a staggered board of directors, so that it would take three successive annual general meetings to replace all directors;

•	requiring the approval of 100% of shareholders for shareholder action by written consent;

•	establishing advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that may be acted upon by shareholders at a general meeting; and

•
restricting business combinations with interested shareholders that have not been approved by at least two-thirds of the holders of our voting shares (other than the interested shareholders or any of their affiliates or associates), voting together as a single class, or by a majority of the continuing directors, or if certain prescribed conditions are met assuming that we will receive fair market value in exchange for such business combination. In this context, a “business combination” includes, among others, (i) any mergers, (ii) any asset sales and other material transactions resulting in a benefit to the interested shareholders or any of their affiliates or associates and (iii) the adoption of a plan for our liquidation or dissolution; an “affiliate” or an “associate” have respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended; a “continuing director” is a member of our board of directors that is not an affiliate or associate or representative of an interested shareholder and was a member of our board prior to such person becoming an interested shareholder; and an “interested shareholder” is any person (other than us or any of our subsidiaries, or any employee benefit or other similar plan , or any of our shareholders who owned shares prior to the listing of our shares on Nasdaq) that owns or has announced its intention to own, or with respect to any of our affiliates or associates, within the prior two years did own, at least 15% of our voting shares.

Merle A. Hinrichs, our Executive Chairman, is also our major shareholder and he may take actions that conflict with your interest.

As of September 30, 2011, Merle A. Hinrichs beneficially owned approximately 44.3% of our outstanding common shares. He is also our Executive Chairman. Accordingly, Mr. Hinrichs has substantial voting influence over the election of our directors, the appointment of new management and the opposition of actions requiring shareholder approval, such as adopting amendments to our articles of incorporation and approving mergers or sales of all or substantially all of our assets. Such concentration of ownership and substantial voting influence may have the effect of delaying or preventing a change of control, even if a change of control is in the best interest of all shareholders. There may be instances in which the interest of our major shareholder may conflict with the interest of a holder of our securities.

Because we are governed by Bermuda law rather than the laws of the United States and our assets are outside of the United States, our shareholders may have more difficulty protecting their rights because of differences in the laws of the jurisdictions.

We are incorporated under the laws of Bermuda. In addition, certain of our directors and officers reside outside the United States and a substantial portion of our assets is located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. We have been advised by our legal counsel in Bermuda, Appleby, that there is some uncertainty as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. federal securities laws, although final and conclusive foreign judgments under which a sum of money is payable (not being a sum of money payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981 of Bermuda) would be enforced by the Bermuda courts as a debt against our company, subject to certain conditions and exceptions.

We are a “foreign private issuer,” and have disclosure obligations that are different than those of other U.S. domestic reporting companies, so you should not expect to receive information about us in the same amount and/or at the same time as information received from, or provided by, other U.S. domestic reporting companies.

We are a foreign private issuer and, as a result, we are not subject to some of the requirements imposed upon U.S. domestic issuers by the SEC. For example, we are not required to issue quarterly reports, and we and our directors and executive officers are not subject to certain disclosure obligations that would otherwise be required from U.S. domestic issuers.

Hence, our shareholders, potential shareholders and the investing public in general, should not expect to receive information about us in the same amount and/or at the same time as information received from, or provided by, other U.S. domestic reporting companies.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Under the supervision and with the participation of our management, we have evaluated our internal controls systems in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required in an effort to comply with the management certification and auditor attestation requirements of Section 404. As a result, we have incurred additional expenses and a diversion of management’s time. If we are not able to continue to meet the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities such as the SEC or by NASDAQ. Any such action could adversely affect our financial results and the market price of our shares.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, the net proceeds from the sale of securities by us offered under this prospectus will be used for general corporate purposes.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.

PRICE RANGE OF COMMON SHARES

Our common shares are traded on the Nasdaq Global Market under the symbol “GSOL.”  For the periods presented below, the high and low sales prices for our common shares as reported on the Nasdaq Global Market as adjusted for the one for ten bonus share issues announced on February 16, 2004, March 1, 2005, March 6, 2006, March 5, 2007, December 20, 2007 and on February 12, 2009 were as follows:

Period	High	Low
Year 2006	$13.53	$6.38
Year 2007	$32.14	$11.49
Year 2008	$26.68	$4.18
Year 2009	$7.97	$3.30
Year 2010	$11.04	$6.00

First Quarter 2006	$7.94	$6.39
Second Quarter 2006	$9.39	$6.38
Third Quarter 2006	$9.83	$6.38
Fourth Quarter 2006	$13.53	$7.27

First Quarter 2007	$15.70	$11.51
Second Quarter 2007	$19.01	$11.49
Third Quarter 2007	$20.53	$12.60
Fourth Quarter 2007	$32.14	$17.47

First Quarter 2008	$26.68	$9.55
Second Quarter 2008	$15.35	$10.76
Third Quarter 2008	$14.55	$8.64
Fourth Quarter 2008	$9.22	$4.18

First Quarter 2009	$5.45	$3.30
Second Quarter 2009	$7.97	$3.67
Third Quarter 2009	$7.89	$6.32
Fourth Quarter 2009	$7.38	$5.50

First Quarter 2010	$7.16	$6.00
Second Quarter 2010	$8.20	$6.20
Third Quarter 2010	$8.77	$6.49
Fourth Quarter 2010	$11.04	$7.26

January 2011	$10.29	$9.02
February 2011	$11.91	$9.43
March 2011	$11.73	$9.59
April 2011	$12.78	$10.97
May 2011	$12.48	$10.07
June 2011	$11.54	$8.63
July 2011	$9.92	$8.63
August 2011	$9.73	$7.34
September 2011	$8.22	$6.61

On October 27, 2011 the closing sales price for our common shares as reported on the Nasdaq Global Market was $8.23.  As of September 30, 2011, and based on information provided to us by our transfer agent, there were approximately 882 holders of record of our common shares.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

Because we did not have any preference shares outstanding during the period presented, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges.  The ratio of earnings to fixed charges, and any deficiency, where applicable, for each of the periods set forth below is as follows:

	Year Ended December 31,					Six Months Ended June 30,
	2006	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings to cover fixed charges	-	-	-	-	-	-

“Fixed Charges” consists of:

•	interest expensed and capitalized, and

•	an estimate of the interest within rental expense.

“Earnings” consists of income from continuing operations before income taxes and fixed charges (excluding capitalized interest).

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may offer from time to time under this prospectus, separately or together:

•	common shares,

•	preference shares,

•	unsecured senior or subordinated debt securities,

•	warrants to purchase common shares, preference shares or debt securities,

•	share purchase contracts to purchase common shares, and

•
share purchase units, each consisting of (a) a common share purchase contract, under which the holder or Global Sources Ltd., upon settlement, will purchase a fixed or varying number of common shares, and (b) a beneficial interest in either debt securities, preference shares or debt or equity obligations of third parties, including United States Treasury securities, purchased with the proceeds from the sale of the share purchase units.

The prior consent of the Bermuda Monetary Authority may be required for the issue of any such securities.  Material United States federal income tax considerations pertaining to an investment in the securities offered will be described in the applicable prospectus supplement.

References to “we,” “our” or “us” in “Description of Share Capital,” “Description of Preference Shares,” “Description of Debt Securities,” “Description of Warrants to Purchase Common Shares or Preference Shares,” “Description of Warrants to Purchase Debt Securities” and “Description of Shares Purchase Contracts and the Shares Purchase Units” refer solely to Global Sources Ltd. and not its subsidiaries.

DESCRIPTION OF SHARE CAPITAL

Memorandum and Bye-Laws

The following statements are brief descriptions of our common shares, and the more important rights and privileges of our shareholders conferred by the laws of Bermuda and our Memorandum of Association and bye-laws, and is based upon the advice of Appleby, our Bermuda counsel. These statements are not complete, do not purport to be a comprehensive description of all the rights and privileges of our shareholders conferred by the laws of Bermuda or our Memorandum of Association and bye-laws, and are qualified in its entirety by reference to our Memorandum of Association and bye-laws and the laws of Bermuda.

Description of Shareholder Rights Attaching to Our Common Shares

The Company is registered with the Registrar of Companies in Bermuda with registration number 27310. It has the usual objects and powers of a Bermuda exempt company, found in its Memorandum of Association, empowering it to, among other things, deal in goods of all kinds, and to acquire, hold and dispose of all forms of real property outside Bermuda, and personal property worldwide, including intellectual property. Our authorized share capital consists of 75,000,000 common shares, par value $0.01 per share. A bonus share distribution of one share for every ten shares was issued to all of our shareholders of record on February 27, 2009 and distributed on or about March 31, 2009.  As of September 30, 2011, we had a total of 51,786,166 common shares issued, comprising 33,790,166 common shares outstanding and 17,996,000 common shares held as treasury shares.

•	Holders of common shares have no preemptive, redemption, conversion or sinking fund rights.

•	Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights.

•
In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share ratably in our assets, if any, remaining after the payment of all our debts and liabilities.

•
Our issued and outstanding common shares are fully paid and non-assessable. Non-assessable as that term is understood under Bermuda law means in relation to fully-paid shares of a company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

•	Additional authorized but unissued common shares may be issued by the board of directors without the approval of the shareholders.

The holders of common shares will receive dividends, if any, as may be declared by the board of directors out of funds legally available for purposes. We may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that:

•	we are, or after the payment would be, unable to pay our liabilities as they become due; or

•	the realizable value of our assets after such payment or distribution would be less than the aggregate amount of our liabilities and our issued share capital and share premium accounts.

The following is a summary of provisions of Bermuda law and our organizational documents, including our bye-laws. We refer you to our memorandum of association and bye-laws, copies of which have been filed with the SEC. You are urged to read these documents for a complete understanding of the terms of the memorandum of association and bye-laws.

Share Capital and Treasury Shares

Our authorized capital consists of one class of common shares. Under our bye-laws, our board of directors has the power to issue any authorized and unissued shares on such terms and conditions as it may determine. Any shares or class of shares may be issued with such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as we may from time to time by resolution of the shareholders prescribe.

As of September 30, 2011, we had a total of 51,786,166 common shares issued, comprising 33,790,166 common shares outstanding and 17,996,000 common shares held as treasury shares; all of our issued common shares were fully paid; and apart from the common shares held as treasury shares, no other shares of the Company were held by the Company or its subsidiaries.

For a history of our share capital for the last three years, please see Note 20 to the Consolidated Financial Statements included in Global Sources Ltd.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010 incorporated by reference herein.

Voting Rights

Save where a greater majority is required by the Companies Act 1981 of Bermuda (as amended) (the “Companies Act”) or our bye-laws, under Bermuda law and our bye-laws, questions brought before a general meeting are decided by a simple majority vote of shareholders present or represented by proxy. Subject to any rights or restrictions attached to any class of shares, each shareholder is entitled to one vote for each share held. Matters will be decided by way of votes cast on a show of hands, unless a poll is demanded.

If a poll is demanded, each shareholder who is entitled to vote and who is present in person or by proxy has one vote for each common share entitled to vote on such question. A poll may only be demanded under our bye-laws by:

•	the chairman of the meeting;

•	at least three shareholders present in person or represented by proxy;

•
any shareholder or shareholders present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting; or

•
a shareholder or shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being common shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such common shares conferring such right.

No shareholder shall, unless the board of directors otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by that shareholder in respect of all shares held by such shareholder have been paid.

Dividend Rights

Under Bermuda law, a company may declare and pay dividends unless there are reasonable grounds for believing that the company is, or after the payment would be, unable to pay its liabilities as they become due or that the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Under our bye-laws, each share is entitled to a dividend if, as and when dividends are declared by the board of directors. The board of directors may determine that any dividend may be paid in cash or will be satisfied in paying up in full in our common shares to be issued to the shareholders credited as fully paid or partly paid or partly in one way and partly the other. The board of directors may also pay any fixed cash dividend which is payable on any of our common shares half-yearly or on other dates, whenever our position, in the opinion of the board of directors, justifies such payment.

Dividends, if any, on our common shares will be paid at the discretion of our board of directors if it appears to the board of directors to be justified by the position of the Company and will depend on our future operations and earnings, capital requirements, surplus and general financial conditions, as our board of directors may deem relevant.

We have not paid any cash dividends on our common shares since October 1999. Previously, we paid cash dividends as a private company as a means to distribute earnings to shareholders. Beginning in October 1999, we have focused on the implementation of our growth plans, and we have retained earnings in furtherance of such plans. Our board of directors reviews its options for the use of cash on a regular basis, including whether or not to pay any cash dividends.

Purchase by a Company of its Own Common Shares

We may purchase our own common shares out of the capital paid up on the common shares in question or out of funds that would otherwise be available for dividend or distribution or out of the proceeds of a fresh issue of common shares made for the purposes of the purchase. We may not purchase our shares if, on the date on which the purchase is to be effected, there are reasonable grounds for believing that the Company is, or after the purchase would be, unable to pay its liabilities as they become due, or as a result, our issued share capital would be reduced below the minimum capital specified in our memorandum of association.

However, to the extent that any premium is payable on the purchase, the premium must be provided out of the funds of the company that would otherwise be available for dividend or distribution or out of a company’s share premium account. Any common shares purchased by a company are treated as cancelled and the amount of the company’s issued capital is diminished by the nominal value of the shares accordingly but shall not be taken as reducing the amount of the company’s authorized share capital. However, pursuant to recent changes to the Companies Act, effective December 29, 2006, a company may purchase its own shares, to be held as treasury shares, if authorized to do so by its memorandum of association or bye-laws. A proposed resolution for the amendment of our bye-laws, to authorize us to purchase our own shares, to be held as treasury shares, was put forth to our shareholders for approval at our Annual General Meeting, held on June 18, 2007 (Hong Kong time). The resolution was approved by our shareholders, so we are now able to acquire our own shares and hold them as treasury shares, subject always of course to the provisions of the Companies Act, to our bye-laws, to the securities laws of the United States and to the rules of Nasdaq. On February 4, 2008, we announced via a press release that our board of directors had authorized a program to repurchase up to $50 million of our common shares in the open market or through private transactions, from time to time, as business conditions warrant, but on the basis that we are not obligated to repurchase any specific number of shares and that the program may be suspended or terminated at any time at our management’s discretion. The timing and amount of the repurchase of shares (if any) will be determined by our management, based on its evaluation of market conditions and other factors. As of September 30, 2011, no repurchases of our common shares have been made under this program.

On November 21, 2008, we commenced a tender offer for the purchase of up to 6.25 million of our common shares, or approximately 13.4% of our total common shares then issued and outstanding, at a total purchase price of up to $50.0 million or $8.00 per share. The tender offer expired on December 19, 2008. Our common shares that were properly tendered and not properly withdrawn were greater than the number of shares that we offered to purchase. Consequently, we accepted for purchase on a pro rata basis 6.25 million of the shares properly tendered and not properly withdrawn by shareholders. We are holding the repurchased shares as treasury shares, which are disclosed as such on our balance sheet as of December 31, 2010.

On June 30, 2010, we commenced a tender offer for the purchase of up to 11,121,000 of our common shares, or approximately 24.9% of our total issued and outstanding common shares as of April 30, 2010, at a total purchase price of up to $100,089,000 or $9.00 per share. The tender offer expired on July 28, 2010. Our common shares that were properly tendered and not properly withdrawn were greater than the number of shares that we offered to purchase. Consequently, we accepted for purchase on a pro rata basis 11,107,023 and on an “odd lot” basis 13,977 of the shares properly tendered and not properly withdrawn by shareholders. We are holding the repurchased shares as treasury shares, which are disclosed as such on our balance sheet as of December 31, 2010.

Preemptive Rights

Our bye-laws do not provide the holders of our common shares with preemptive rights in relation to any issues of common shares held by us or any transfer of our shares.

Variation of Rights

We may issue more than one class of shares and more than one series of shares in each class. If we have more than one class of shares, the rights attached to any class of shares may be altered or abrogated either:

•	with the consent in writing of the holders of not less than seventy-five percent of the issued common shares of that class; or

•	with the sanction of a resolution passed at a separate general meeting of the holders of such common shares, voting in proxy or present, at which a quorum is present.

Our bye-laws provide that a quorum for such a meeting shall be two persons present in person or by proxy representing a majority of the shares of the relevant class. The bye-laws specify that the creation or issue of shares ranking on parity with existing shares will not, subject to any statement to the contrary in the terms of issue of those shares or rights attached to those shares, vary the special rights attached to existing shares.

Change of Control

Our bye-laws have two provisions that could delay a change of control. The first is the classified board, which means that only a portion of the directors come up for election every year, thus delaying a change in the composition of the Board. The second is the "Business Combinations" bye-law (bye-laws 155-163), which requires the approval of sixty-six and two-thirds percent (66 ⅔%) of shareholders voting at a general meeting, over and above any other approvals required by our bye-laws to permit certain mergers, amalgamations or similar transaction to go forward.

Transfer of Common Shares

Subject to the Companies Act and the “Transfer Restrictions” section below, a shareholder may transfer title to all or any of his shares by completing an instrument of transfer in the usual common form or in such other form as the board of directors may approve.

Transfer Restrictions

The board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of any share that is not fully paid.

The board of directors may refuse to register an instrument of transfer of a share unless it:

•	is duly stamped, if required by law, and lodged with us;

•	is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as the board of directors shall reasonably require;

•	has obtained, where applicable, permission of the Bermuda Monetary Authority; and

•	is in respect of only one class of shares.

A “blanket” authorization has been obtained from the Bermuda Monetary Authority for all transfers of our common shares between persons who are not resident in Bermuda for exchange control purposes, provided our common shares remain listed on an “appointed stock exchange” (which includes listing on Nasdaq).

Transmission of Shares

In the event of the death of a shareholder, the survivor or survivors, where the deceased shareholder was a joint holder, or the legal personal representative of such shareholder, including executors and administrators, shall be the only persons recognized by us as having any title to the shareholder shares.

Disclosure of Interests

Our bye-laws provide that a director who has at least a five percent interest, directly or indirectly, in an entity that is interested in a contract or proposed contract or arrangement with us, shall declare the nature of such interest at the first opportunity at a meeting of the board of directors, or by writing to the board of directors. If the director has complied with the relevant sections of the Companies Act and our bye-laws with regard to the disclosure of his interest, the director may vote at a meeting of the board of directors or a committee thereof on a contract, transaction or arrangement in which that director is interested and he will be taken into account in ascertaining whether a quorum is present.

Under Bermuda law, the Company may not make loans to its directors unless approved by a majority of the shareholders holding 90% of the voting rights.

Rights in Liquidation

Under Bermuda law, in the event of liquidation, dissolution or winding-up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preference shares, the proceeds of such liquidation, dissolution or winding-up are distributed among the holders of shares in accordance with a company’s bye-laws.

Under our bye-laws, if we are wound up, the liquidator may, with the sanction of a resolution from us and any sanction required by the Companies Act, divide amongst the shareholders in specie or kind the whole or part of our assets, whether they shall consist of property of the same kind or not and may for such purposes set such values as he deems fair upon any property to be divided as set out above and may determine how such division shall be carried out as between the shareholders.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general shareholders’ meeting as an Annual General Meeting per calendar year. The directors of a company, notwithstanding anything in its bye-laws, shall, on the requisition of the shareholders holding at the date of the deposit of the requisition not less than one-tenth of the paid-up capital of the company carrying the right of vote, proceed duly to convene a special general meeting.

Under the Companies Act, the board of directors may convene a special general meeting whenever in their judgment such a meeting is necessary. Unless the bye-laws of a company specify longer period otherwise, Bermuda law requires that shareholders be given at least five days’ notice of a meeting of the company. Our bye-laws extend this period to provide that at least 21 days’ written notice of a general meeting must be given to those shareholders entitled to receive such notice. The accidental omission to give notice to or non-receipt of a notice of a meeting by any person does not invalidate the proceedings of a meeting.

Under Bermuda law the number of shareholders constituting a quorum at any general meeting of shareholders may not be less than two individuals. Our bye-laws add to this quorum requirement to provide that no business can be transacted at a general meeting unless a quorum of at least two shareholders representing a majority of the issued shares of the company are present in person or by proxy and entitled to vote. A shareholder present at a general meeting or a meeting of a class of shareholders in person or by proxy shall be deemed to have received appropriate notice of the meeting.

Under our bye-laws, notice to any shareholders may be delivered either personally, by electronic means or by sending it through the post, by airmail where applicable, in a pre-paid letter addressed to the shareholder at his address as appearing in the share register or by delivering it to, or leaving it at such registered address or, in the case of delivery by electronic means, by delivering it to the shareholder at such address as may be provided to the company by the shareholder for such purpose. A notice of a general meeting is deemed to be duly given to the shareholder if it is sent to him by cable, telex, telecopier or electronic means. Any such notice shall be deemed to have been served twenty-four hours after its dispatch.

Access to Books and Records and Dissemination of Information

Under Bermuda law, members of the general public have the right to inspect the public documents of a company available at the office of the Bermuda Registrar of Companies. These documents include a company’s certificate of incorporation, its memorandum of association (including its objects and powers) and any alteration to the memorandum of association and address of registered office and resident representative.

Our shareholders and directors have the additional right to inspect our bye-laws, our minute books and our audited financial statements, which, unless agreed by all shareholders and directors, must be presented at an annual general meeting. For the avoidance of doubt, with respect to the aforesaid inspection of our minute books, our shareholders only have the right under our bye-laws to inspect minutes of shareholder meetings.

Our bye-laws provide that our register of shareholders is required to be open for inspection during normal business hours by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish one or more branch register outside of Bermuda. We have established a branch register with our transfer agent, Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, U.S.A.

Under Bermuda law, a company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two hours in each day by members of the public without charge. Our bye-laws extend this obligation to provide that the register of directors and officers be available for inspection by the public during normal business hours. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or Removal of Directors

Our bye-laws provide that the number of directors will be such number not less than two, as our shareholders by resolution may from time to time determine. A director of a Bermuda company will serve until his successor is appointed or his prior removal in the manner provided by the Companies Act or the bye-laws of a Bermuda company. Our bye-laws provide that at each annual general meeting one-third of the directors will retire from office on a rotational basis based on length of time served. A director is not required to hold shares in a company to qualify to join the board, and once appointed may sit on the board regardless of age, unless the bye-laws provide otherwise. Our bye-laws do not require qualifying shares to join the board and do not set age limits for directors who serve on the board. All directors must provide written acceptance of their appointment within thirty days of their appointment.

The board has the power at any time and from time to time to appoint any individual to be a director so as to fill a casual vacancy. As set forth in our bye-laws, a casual director so appointed shall hold office only until the next following annual general meeting, and if not reappointed at such annual general meeting, shall vacate office. The board may approve the appointment of alternate directors.

We may, in a special general meeting called for this purpose, remove a director, provided notice of such meeting is served upon the director concerned not less than fourteen days before the meeting and he shall be entitled to be heard at that meeting.

The office of a director will be vacated in the event of any of the following:

•	if he resigns his office by notice in writing to be delivered to our registered office or tendered at a meeting of the board of directors;

•	if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health, and our board of directors resolves that his office is vacated;

•	if he becomes bankrupt under the law of any country or compounds with his creditors;

•	if he is prohibited by law from being a director;

•	if he ceases to be a director by virtue of the Companies Act or our bye-laws, or is removed from office pursuant to our bye-laws;

•
if he (or his alternate director, if any) is absent  from more than three consecutive board of directors’ meetings without the permission of the board of directors and the board of directors resolves that his office be vacated; or

•	if he is requested to resign in writing by not less than three quarters of the other directors.

Amendment of Memorandum of Association and Bye-Laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of the shareholders of which due notice has been given. An amendment to a memorandum of association does not require the consent of the Minister of Finance save for specific circumstances, for example, the adopting of any objects which constitute restricted business activities under the Companies Act.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of the person entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by persons voting in favor of the amendment.

Our bye-laws provide that they may be amended in the manner provided for in the Companies Act. The Companies Act provides that the directors may amend the bye-laws, provided that any such amendment shall be operative only to the extent approved by the shareholders.

Transactions with Interested Shareholders

Our bye-laws prohibit us from engaging in a business combination with any interested shareholder unless the business combination is approved by two-thirds of the holders of our voting shares (other than shares held by that interested shareholder or any affiliate or associate of such interested shareholder), or by a simple majority if the business combination is approved by a majority of continuing directors or if certain prescribed conditions are met assuring that we will receive fair market value in exchange for such business combination. In this context, a “business combination” includes mergers, asset sales and other material transactions resulting in a benefit to the interested shareholder or the adoption of a plan for our liquidation or dissolution; a “continuing director” is a member of our board of directors that is not an affiliate or associate of an interested shareholder and was a member of our board prior to such person becoming an interested shareholder; and an “interested shareholder” is any person (other than us or any of our subsidiaries, any employee benefit or other similar plan or any of our shareholders that received our shares in connection with our share exchange in 2000 prior to the listing of our shares on Nasdaq) that owns or has announced its intention to own, or with respect to any of our affiliates or associates, within the prior two years did own, at least 15% of our voting shares.

Appraisal Rights and Shareholder Suits

Amalgamation

The Companies Act provides that, subject to the terms of a company’s bye-laws, the amalgamation of a Bermuda company with another company requires the amalgamation agreement to be approved by the board of directors and at a meeting of the shareholders by seventy-five percent of the members present and entitled to vote at that meeting in respect of which the quorum shall be two persons holding or representing at least one-third of the issued shares of the company or class, as the case may be.

Our bye-laws alter the majority vote required and provide that any resolution submitted for the consideration of shareholders at any general meeting to approve a proposed amalgamation with another company requires the approval of two-thirds of the votes of disinterested shareholders cast at such meeting.

Under Bermuda law, in the event of an amalgamation of a Bermuda company, a shareholder who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for such shareholder’s shares, may apply to a Bermuda court within one month of notice of the meeting of shareholders to appraise the fair value of those shares.

Class Actions and Derivative Actions

Class actions and derivative actions are generally not available to shareholders under Bermuda law. Under Bermuda law, a shareholder may commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company, or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than those who actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders, by other shareholders or by the company.

Capitalization of Profits and Reserves

Under our bye-laws, the board of directors may resolve to capitalize all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of our share premium account; and accordingly make that amount available for distribution among the shareholders who would be entitled to it if distributed by way of a dividend in the same proportions and on the footing that the same may be paid not in cash but be applied either in or towards:

•	paying up amounts unpaid on any of our shares held by the shareholders; or

•	payment up in full of our unissued shares, debentures, or other obligations to be allotted and credited as fully paid amongst such shareholders.

As a proviso to the foregoing, the share premium account may be applied only in paying up unissued shares to be issued to shareholders credited as fully paid, and provided, further, that any sum standing to the credit of a share premium account may only be applied in crediting as fully paid shares of the same class as that from which the relevant share premium was derived.

Registrar or Transfer Agent

Our transfer agent and branch registrar is Computershare Investor Services, LLC. In addition to a register held by Computershare Trust Company, N.A., a register of holders of the shares is maintained by Appleby in Bermuda located at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

Personal Liability of Directors and Indemnity

The Companies Act requires every officer, including directors, of a Bermuda company in exercising powers and discharging duties, to act honestly and in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act further provides that any provision whether contained in the bye-laws of a Bermuda company or in any contract between the company and any officer, including a director, or any person employed by the company as auditor exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company, shall be void.

Under our bye-laws, every director, officer, resident representative and committee member shall be indemnified out of our funds against all liabilities, loss, damage or expense, including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer, resident representative or committee member; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Our bye-laws also contain provisions for the advancement of funds to our directors, officers and other indemnified persons for expenses incurred in defending legal proceedings against them arising from the course of their duties. At our Annual General Meeting on June 11, 2008, our shareholders approved amendments to our bye-laws to provide more specifically that if any fraud or dishonesty on the part of the director, officer or other indemnified person concerned is proved, any such funds advanced to him or her must be repaid. These amendments conformed our bye-laws with changes to the Companies Act.

Material Contracts

We do not believe any of our outstanding contracts to be material to the operation of our company, taken as a whole.

Exchange Controls

Bermuda Law

We have been designated as a non-resident under the Exchange Control Act of 1972 by the Bermuda Monetary Authority. This designation will allow us to engage in transactions in currencies other than the Bermuda dollar.

The Registrar of Companies in Bermuda has neither approved nor disapproved of the securities to which this document relates, nor passed on the accuracy or adequacy of this document and accepts no responsibility for the financial soundness of any proposals or the correctness of any statements made or opinions expressed with regard to such securities. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness.  Accordingly, in giving such approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

The transfer of common shares between persons regarded as resident in Bermuda for exchange control purposes and the issue of common shares to such persons may be effected without specific consent under the Exchange Control Act and regulations thereunder. Issues and transfers of common shares to any person regarded as non-resident in Bermuda for exchange control purposes require specific prior approval from the Bermuda Monetary Authority under the Exchange Control Act.

There are no limitations on the rights of persons regarded as non-resident of Bermuda for foreign exchange control purposes owning our shares. Because we have been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on our ability to transfer funds, other than funds denominated in Bermuda dollars, in and out of Bermuda or to pay dividends to non-Bermuda residents who are holders of our shares, other than in respect of local Bermuda currency.

Under Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity, for example an executor or a trustee, certificates may, at the request of the applicant, record the capacity in which the applicant is acting.

Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

We will take no notice of any trust applicable to any of our common shares whether or not we had notice of such trust.

As an “exempted company”, we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians. However, as an exempted company, subject to the Companies Act, we are generally not permitted to participate in most business transactions and activities of any kind or type conducted from within Bermuda, including those which involve land in Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

Taxation

Bermuda Taxation

This summary is based on laws, regulations, treaty provisions and interpretations now in effect and available as of the date of this Form F-3. The laws, regulations, treaty provisions and interpretations, however, may change at any time, and any change could be retroactive to the date of issuance of our common shares. These laws, regulations and treaty provisions are also subject to various interpretations, and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below.

We have received from the Minister of Finance a written undertaking under the Exempted Undertakings Tax Protection Act, 1966 (as amended) of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to us or to any of our operations or to our shares, debentures or other obligations until March 28, 2016. These assurances are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the imposition of property taxes on any company owning real property or leasehold interests in Bermuda.

Currently there is no Bermuda withholding tax on dividends that may be payable by us in respect to the holders of our common shares. No income, withholding or other taxes or stamp duty or other duties are imposed upon the issue, transfer or sale of the shares or on any payment thereunder. There is no reciprocal income tax treaty affecting us exists between Bermuda and the United States.

As an exempted company, we and our Bermuda subsidiaries are liable to pay in Bermuda an annual government fee calculated on a sliding scale basis by reference to our and our Bermuda subsidiaries’ respective assessable capital, which is the aggregate of our and our Bermuda subsidiaries’ respective authorized share capital and the premium on our and our Bermuda subsidiaries’ respective issued shares. For each of the years 2010 and 2011, the applicable annual government fees were $10,455.00 per year for us and $1,995.00 per company per year for each of our two Bermuda subsidiaries. These amounts have already been paid.

DESCRIPTION OF PREFERENCE SHARES

General

The following summary of terms of our preference shares is not complete.  You should refer to the provisions of our memorandum of association and bye-laws and the terms of each class or series of the preference shares which will be filed with the SEC at or prior to the time of issuance of such class or series of preference shares and described in the applicable prospectus supplement.  The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to that series of preference shares, provided that the information set forth in the prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Our bye-laws allow the board, subject to any special rights conferred on the holders of any share or class of shares and the resolutions of our shareholders, to authorize the creation and issuance of preference shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting, redemption and otherwise.

Issuances of preference shares are subject to the applicable rules of the Nasdaq Global Market or other organizations on whose systems our preference shares may then be quoted or listed.  Depending upon the terms of the preference shares established by our board of directors, any or all series of preference shares could have preferences over the common shares with respect to dividends and other distributions and upon liquidation of the company.  Issuance of any such shares with voting powers, or issuance of additional common shares, would dilute the voting power of the issued and outstanding common shares.

Terms

The terms of each series of preference shares will be described in any prospectus supplement related to that series of preference shares.

The board of directors in approving the issuance of a series of preference shares has authority to determine, and the applicable prospectus supplement may set forth with respect to that series, the following terms, among others:

●	the number of shares constituting that series and the distinctive designation of that series;

●
the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

●	the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of those voting rights;

●
the conversion or exchange privileges for shares of the series, if any (including, without limitation, conversion into shares of common share), and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in those events as the board will determine;

●
whether or not the shares of that series will be redeemable and, if so, the terms and conditions of the redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

●	any sinking fund for the redemption or purchase of shares of that series and the terms and amount of the sinking fund;

●
the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness by us or any of our subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our issued and outstanding shares;

●
the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

●	any other relevant participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Non-U.S. Currency

If the purchase price of any preference share is payable in a currency other than U.S. dollars, the specific terms with respect to such preference share and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.  Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act of 1939, as amended.  The form of such indentures have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.”  Each indenture will be subject to and governed by the Trust Indenture Act.  The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement.  The applicable prospectus supplement also may state that any of the terms set forth herein are inapplicable to a particular series of debt securities; provided, that the information set forth in that prospectus supplement does not constitute a material change to the information herein such that it alters the nature of the offering or the securities offered.

Terms

The debt securities will be our unsecured obligations.

The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called “—Ranking of Debt Securities” below.

The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

A.           the title of such debt securities and whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

B.           the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

C.           the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of the debt securities that is convertible into shares of common shares or shares of preference shares or the method by which any such portion, if any, will be determined;

D.           if convertible into shares of common shares or preference shares, the terms on which the debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such common shares or preference shares for purposes of conversion;

E.           the date(s), or the method for determining the date or dates, on which the principal of the debt securities will be payable and, if applicable, the terms on which the maturity may be extended;

F.           the rate(s) (which may be fixed or floating), or the method by which the rate or rates will be determined, at which the debt securities will bear interest, if any, including if applicable, that the debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of our common shares below certain levels for a minimum period of time);

G.           the date(s), or the method for determining the date or dates, from which any such interest will accrue, the dates on which the interest will be payable, the record dates for the interest payment dates, or the method by which the dates will be determined, the persons to whom the interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

H.           the place(s) where the principal of and interest, if any, on the debt securities will be payable, where the securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

I.           the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

J.           our obligation, if any, to redeem, repay or repurchase the debt securities pursuant to any sinking fund (as defined in the applicable supplemental indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to those obligations;

K.           if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

L.           whether the amount of payments of principal of or interest, if any, on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which those amounts will be determined;

M.           whether the principal of or interest, if any, on the debt securities of the series is to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, an election may be made;

N.           provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of particular events as may be specified;

O.           any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

P.           whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange their interests for debt securities of the same series and of like tenor of any authorized form and denomination and the circumstances under which any exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for that series;

Q.           the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

R.           if exchangeable into another series of our debt securities, the terms on which those debt securities are exchangeable; and

S.           any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof.

Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protections against transactions involving us, including a highly leveraged transaction involving us or a change of control.  The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to that series of debt securities.

The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement.  However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

•
will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of the debt securities at the trustee’s corporate trust office or at the office of any registrar designated by us for that purpose; and

•	may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for that purpose.

No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges.  We may act as registrar and may change any registrar without notice.

Certain Covenants

The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and the subordinated debt securities will include the provision described below.

Merger, Consolidation or Sale of Assets

We may not (1) consolidate with or merge into any other person (other than a subsidiary) or convey, transfer, sell or lease all or substantially all of our properties and assets as an entirety to any other person or (2) permit any person (other than a subsidiary) to consolidate with or merge into us unless:

•
in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture, and

•
in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Payment of Principal, Premium and Interest

We will duly and punctually pay the principal of (and premium, if any) and interest on the debt securities in accordance with the terms of such debt securities.

Maintenance of Office or Agency

We will maintain an office or agency where the debt securities may be presented or surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities may be made.

Money for Securities; Payments to Be Held in Trust

If we will at any time act as our own paying agent with respect to any debt securities, we will, on or before each due date of the principal of (and premium, if any) or interest on any of the debt securities, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as provided in the indentures and will promptly notify the trustee of our action or failure so to act.

Corporate Existence

Except as permitted under “—Merger, Consolidation or Sale of Assets” above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises; provided, however, that we will not be required to preserve any such right or franchise if the board determines that the preservation thereof is no longer desirable in our conduct of business and that the loss thereof is not disadvantageous in any material respect to the holders.

Maintenance of Properties

We will use our reasonable efforts to cause all material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order (subject to wear and tear) and supplied with all necessary material equipment and will use our reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing will prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders.

Statement by Officers as to Default

We will deliver to the trustee, within 120 days after the end of each of our fiscal years, a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if we are in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Waiver of Certain Covenants

We may omit in any particular instance to comply with any term, provision or condition of the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the outstanding debt securities (taken together as one class) will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, our obligations and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Ranking of Debt Securities

General

We currently conduct some of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow.  As a result, distributions and advances from our subsidiaries will be a principal source of funds necessary to meet our debt service obligations.  Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations.  Holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior Debt Securities

The senior debt securities will be our unsecured unsubordinated obligations and will:

•	rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be effectively subordinated to all of our subsidiaries’ indebtedness.

As of June 30, 2011, we have no outstanding consolidated indebtedness for money borrowed.  The senior debt that may be issued under the senior debt securities indenture would be effectively subordinated in right of payment to any secured indebtedness and would rank equal in right of payment with all of our other senior unsecured obligations.  All obligations (including insurance obligations of our subsidiaries) would be effectively senior to any senior or subordinated debt issued by us.

Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of our subsidiaries.

Subordinated Debt Securities

The subordinated debt securities will be our unsecured subordinated obligations.  Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness.  Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

As of June 30, 2011, we have no outstanding consolidated indebtedness for money borrowed.  All obligations (including insurance obligations of our subsidiaries) would be effectively senior to any senior or subordinated debt issued by us.

If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee (a “default notice”), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the “blockage period”), neither we nor any other person on our behalf will:

•	make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

•	acquire any of the subordinated debt securities for cash, property or otherwise.

Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days.  No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

“Senior indebtedness,” unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us,

•
the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed and (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

•
all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of the type referred to in clauses (1) through (3) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the type referred to in clauses (1) through (4) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us) and

•
any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (5) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge and Defeasance

Under the terms of the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (“defeasance”) or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”):

•
by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

•	after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

1.	in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

2.
in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

Such a trust may only be established if, among other things:

•
the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;

•
no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment; and

•
we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

•	change the stated maturity of the principal of or any installment of interest with respect to the debt securities;

•	reduce the principal amount of, or the rate of interest on, the debt securities;

•	change the currency of payment of principal of or interest on the debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default;

•	in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debt securities of any series then outstanding; or

•
in the case of any convertible debt securities, adversely affect the right to convert the debt securities into shares of common shares or preference shares in accordance with the provisions of the applicable indenture.

Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

•
without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

•
only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstances including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any other change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

•	to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

•	to provide any security for or guarantees of such debt securities;

•	to add events of default with respect to such debt securities;

•	to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

•
to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•
to add to or change any of the provisions of the applicable indenture to such extent as will be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•
to change or eliminate any of the provisions of the applicable indenture; provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

•
to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as will be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

The following are events that we anticipate will constitute “events of default” with respect to any series of debt securities issued thereunder:

•	default in the payment of any interest upon any debt securities of that series when it becomes due and payable, and continuance of such default for a period of 60 days; or

•	default in the payment of the principal of (or premium, if any, on) any debt securities of that series when due; or

•	default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series; or

•
default in the performance, or breach, of any material covenant or warranty of ours in the indenture (other than a covenant or warranty added to the indenture solely for the benefit of another series of debt securities) for a period of 60 days after there has been given, and continuance of such by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

•	certain events of bankruptcy, insolvency or reorganization.

Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

The trustee under such indenture will, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof.  We will certify to the trustee quarterly as to whether any default exists.

If an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities will occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

The terms and conditions, if any, upon which the debt securities of any series will be convertible into common shares or preference shares or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto.  Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities.  The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

Subject to the terms of the applicable indenture, the trustee for each series of debt securities will be named in the prospectus supplement relating to each issuance of debt securities.  Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.  The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

In case an event of default will occur (and will not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.  Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the “depository”) identified in the prospectus supplement relating to such series.  “Global securities” represent in the aggregate the total principal or face amount of the securities and once on deposit with a depository, allow trading of the securities through the depository’s book-entry system as further described below.  Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”), as depository.  Global securities will be issued in fully registered form and may be issued in either temporary or permanent form.  Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series.  We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository (“participants”).  Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us.  Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants).  Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities.  The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form.  Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture.  Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture.  Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder.  Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture.  We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture.  Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments.  Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest).  We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee.  We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants.  Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee.  If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot.  None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes.  The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities.  In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities.  Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Non-U.S. Currency

If the purchase price of any debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON SHARES OR PREFERENCE SHARES

General

We may issue warrants to purchase common shares or preference shares independently or together with any securities offered by any prospectus supplement and such common share warrants or preference share warrants may be attached to or separate from such securities.  Each series of share warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement.  The warrant agent will act solely as our agent in connection with the certificates representing the share warrants and will not assume any obligation or relationship of agency or trust for or with any holders of share warrant certificates or beneficial owners of share warrants.

The following summaries of certain provisions of the warrant agreement and share warrant certificate are not complete.  You should look at the warrant agreement relating to, and the applicable share warrant certificate representing, the applicable series of common share warrants or preference share warrants.

The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.  Warrants for the purchase of common shares or preference shares will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

An applicable prospectus supplement will set forth and describe other specific terms regarding each series of common share warrants or preference share warrants offered hereby, including:

•	the offering price;

•
the number of common shares or preference shares purchasable upon exercise of each such common share warrant or preference share warrant and the price at which such number of common shares or preference shares may be purchased upon such exercise;

•	the date on which the right to exercise such share warrants will commence and the date on which such right will expire; and

•	any other terms of such share warrants.

Exercise of Share Warrants

Each share warrant will entitle the holder thereof to purchase common shares or preference shares, as the case may be, at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the offered share warrants.  After the close of business on the expiration date of each shares warrant or such later date to which such expiration date may be extended by us, unexercised share warrants will become void.

Share warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase common shares or preference shares purchasable upon such exercise, together with certain information set forth on the reverse side of the share warrant certificate.  Upon receipt of such payment and the shares warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common shares or preference shares purchasable upon such exercise.  If fewer than all of the share warrants represented by such certificate are exercised, a new share warrant certificate will be issued for the remaining amount of share warrants.

Amendments and Supplements to Warrant Agreement

The warrant agreement for a series of shares warrants may be amended or supplemented without the consent of the holders of the share warrants issued thereunder to effect changes that are not inconsistent with the provisions of the share warrants and that do not adversely affect the interests of the holders of the share warrants.

Anti-dilution and Other Provisions

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of common shares or preference shares covered by, each share warrant is subject to adjustment in certain events, including:

•	the issuance of common shares or preference shares as a dividend or distribution on the common shares or preference shares;

•	certain subdivisions and combinations of the common shares or preference shares;

•
the issuance to all holders of common shares or preference shares of certain rights or warrants entitling them to subscribe for or purchase common shares or preference shares, at less than the current market value, as defined in the applicable share warrant agreement for such series of share warrants; and

•	the distribution to all holders of common shares or preference shares of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

No adjustment in the exercise price of, and the number of shares covered by, the share warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings.  No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made will be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward.  Except as stated above, the exercise price of, and the number of common shares or preference shares covered by, a share warrant will not be adjusted for the issuance of common shares or preference shares or any securities convertible into or exchangeable for common shares or preference shares, or securities carrying the right to purchase any of the foregoing.

In the case of:

•	a reclassification or change of the common shares or preference shares;

•	certain consolidation or merger events involving us; or

•	a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common shares or preference shares will be entitled to receive shares, securities, other property or assets (including cash) with respect to or in exchange for such shares, the holders of the share warrants then outstanding will be entitled thereafter to convert such share warrants into the kind and amount of common shares, preference shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such share warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Non-U.S. Currency

If the purchase price of any warrants to purchase common shares or preference shares is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase common shares or preference shares and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

General

We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities.  Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement.  The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.

The following summaries of certain provisions of the debt warrant agreement and debt warrant certificate are not complete.  You should look at the debt warrant agreement relating to, and the debt warrant certificate representing, a series of debt warrants.

The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.  Debt warrants for the purchase of shares of common shares or shares of preference shares will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

An applicable prospectus supplement will set forth and describe other specific terms regarding each series of debt warrants offered hereby, including:

•	the offering price;

•	the designation, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the debt warrants;

•	the date on which the right to exercise such debt warrants will commence and the date on which such right will expire; and

•	any other terms of such debt warrants.

Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by delivering to the debt warrant agent payment as provided in the applicable prospectus supplement, together with certain information set forth on the reverse side of the debt warrant certificate.  Upon receipt of such payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon such exercise.  If fewer than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Amendments and Supplements to Warrant Agreement

The debt warrant agreement for a series of debt warrants may be amended or supplemented without the consent of the holders of the debt warrants issued thereunder to effect changes that are not inconsistent with the provisions of the debt warrants and that do not adversely affect the interests of the holders of the debt warrants.

Non-U.S. Currency

If the purchase price of any warrants to purchase debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase debt securities and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, or holders to sell to us and us to purchase from the holders, a fixed or varying number of common shares at a future date or dates.  The price per share of common shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts.  Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events.  The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more share purchase contracts and any one or more of:

•	our debt securities;

•	our preference shares; or

•	debt or equity obligations of third parties, including U.S. Treasury securities.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis.  The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract.  Any one or more of the above securities, common shares, share purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common shares under the share purchase contracts.  The share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of common shares deliverable by such holders under common share purchase contracts requiring the holders to sell such common shares to us.

The applicable prospectus supplement may contain, where applicable, the following information about the share purchase contracts and share purchase units, as the case may be:

•
whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common shares and the nature and amount of the common shares, or the method of determining those amounts;

•	whether the share purchase contracts are to be prepaid or not;

•	whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts;

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the share purchase contracts and/or share purchase units will be issued fully registered or global form.

The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts.  The description in the prospectus supplement will be qualified in its entirety by reference to (1) the share purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and (3) if applicable, the prepaid share purchase contracts and the document pursuant to which such prepaid share purchase contracts will be issued.

Non-U.S. Currency

If the purchase price of any share purchase contract is payable in a currency other than U.S. dollars, the specific terms with respect to such share purchase contract and such foreign currency will be specified in the applicable prospectus supplement.

SELLING SHAREHOLDER

We have filed a registration statement, of which this prospectus forms a part, in order to permit the Selling Shareholder to resell to the public a portion of the common shares that he owns.

The following table sets forth certain information as of September 30, 2011 regarding beneficial ownership of our common shares by the Selling Shareholder.  Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities.  Common Shares are issuable upon the exercise of outstanding options, warrants, conversion of preference shares or exercise of other purchase rights are treated as outstanding for purposes of computing such Selling Shareholder’s ownership, to the extent exercisable or convertible within sixty days of the date of this prospectus.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Which May Be Offered	Shares Beneficially Owned After Offering
Name	Number	Percentage *		Number	Percentage *
Merle A. Hinrichs	14,982,089	44.3%	6,000,000	8,982,089	26.6%

*
The percentage figures are calculated based on our total outstanding common shares  as of September 30, 2011 (and do not take into account that portion of our total issued common shares which are held as treasury shares).

PLAN OF DISTRIBUTION

We may sell our common shares, preference shares, debt securities, warrants to purchase common shares, preference shares or debt securities, share purchase contracts and share purchase units and the Selling Shareholder may sell any or all of our common shares owned by such, through underwriters, agents, dealers, or directly without the use of any underwriter, agent or dealer to one or more purchasers.  We and the Selling Shareholder may distribute these securities from time to time in one or more transactions, including, but not limited to, block transactions, privately negotiated transactions, transactions on the Nasdaq Global Market or any other organized market where the securities may be traded, through the writing of options on securities, short sales or any combination of these methods.  The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices.  Any such price may be changed from time to time.  The Selling Shareholder will act independently of us in making decisions with respect to the timing, manner of sale, amount of securities to be sold in and the pricing of any transaction.  The registration of the Selling Shareholder’s common shares does not necessarily mean that the Selling Shareholder will offer or sell any of his shares.

We may determine the public offering price of the securities offered under this prospectus by use of an electronic auction.  We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

In addition, we and the Selling Shareholder may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement.  If so, the third party may use securities borrowed from us, the Selling Shareholder or others to settle such sales and may use securities received from us to close out any related short positions.  We and the Selling Shareholder may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the identity of any underwriters, dealers or agents who purchase securities, as required;

•	the amount of securities sold, the public offering price and consideration paid, and the proceeds we and/or the Selling Shareholder will receive from that sale;

•	whether or not the securities will trade on any securities exchanges or the Nasdaq Global Market;

•	the amount of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.

Upon receipt of notice from the Selling Shareholder, we will file any amendment or prospectus supplement that may be required in connection with any sale by the Selling Shareholder.

We and/or the Selling Shareholder may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate.  If underwriters are used in the sale, we and/or the Selling Shareholder will execute an underwriting agreement with those underwriters relating to the securities that we and/or the Selling Shareholder will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement.  The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Subject to the conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if they are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

We and/or the Selling Shareholder may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us and/or the Selling Shareholder at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future.  If we and/or the Selling Shareholder sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Underwriters may sell these securities to or through dealers.  Alternatively, we and/or the Selling Shareholder may sell the securities in this offering to one or more dealers, who would act as a principal or principals.  Dealers may resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

We and/or the Selling Shareholder may also sell the securities offered with this prospectus through other agents designated by them from time to time.  We will identify any agent involved in the offer and sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us and/or the Selling Shareholder to these agents, in the prospectus supplement.  Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

In connection with the sale of securities offered by this prospectus or otherwise, the Selling Shareholder may enter into hedging transactions with brokers, dealers or other financial institutions relating to our securities.  In connection with such hedging transactions, such brokers, dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions that they assume from the Selling Shareholder.  These hedging transactions may require or permit the Selling Shareholder to deliver the shares to such brokers, dealers or other financial institutions to settle such hedging transactions.  The Selling Shareholder may also sell our securities short and deliver securities covered by this prospectus to close out such short position, subject to Section 16(c) of the Exchange Act, if applicable.

In connection with the sale of securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us, the Selling Shareholder or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions.  These discounts, concessions or commissions may be changed from time to time.  Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements.  In the event any underwriter, dealer or agent who is a member of the Financial Industry Regulatory Authority (FINRA), formerly the National Association of Securities Dealers, Inc., or NASD, participates in a public offering of these securities, the maximum commission or discount to be received by any such FINRA member or independent  broker-dealer will not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The Selling Shareholder, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act.  Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters.  Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.  Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M.  Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities.  In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market.  All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

We and/or the Selling Shareholder may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

Because the Selling Shareholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, he may be subject to the prospectus delivery requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to a foreign private issuer.  We will file annually a Form 20-F no later than four months after the close of our fiscal year, which is December 31.  As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.  We will furnish our shareholders with annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with International Financial Reporting Standards (“IFRS”).  We may, although we are not obligated to do so, furnish our shareholders with quarterly reports by mail with the assistance of a corporate services provider, which may include unaudited interim financial information.  We may discontinue providing quarterly reports at any time without prior notice to our shareholders.

Our reports and other information, when so filed, may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330.  The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

These reports and other information may also be inspected at the offices of the NASDAQ Global Market, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC.  This prospectus incorporates by reference the documents listed below which have been filed by us with the SEC (000-50041) and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Annual report on Form 20-F for the year ended December 31, 2010.

•
Reports on Form 6-K dated August 11, 2011, August 18, 2011 and August 19, 2011 (excluding in each case any information furnished in such report and excluding exhibits filed or furnished, which are not incorporated by reference into this prospectus).

•	The description of Global Sources Ltd. common shares contained in our registration statement on Form F-1 filed on April 3, 2000.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information incorporated by reference into this prospectus, but which has not been delivered with the prospectus.  Requests for such information should be made to us at Canon’s Court, 22 Victoria Street, Hamilton, HM 12 Bermuda (telephone number:  (441) 295-2244).

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated by reference into this prospectus.  Therefore, if anyone does give you information of this sort, you should not rely on it.  If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.  The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process.  Under this shelf process, we may sell the securities described in this prospectus in one or more offerings for up to an aggregate initial offering price of $300,000,000.00, and the Selling Shareholder may resell a portion of common shares that he owns in one or more offerings.  This prospectus provides you with a general description of the securities that we and the Selling Shareholder may offer.  This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC.  For additional information regarding us, or the Selling Shareholder and the offered securities, please refer to the registration statement.  Each time we or the Selling Shareholder sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

LEGAL MATTERS

Certain legal matters with respect to United States and New York law will be passed upon for us by Cahill Gordon & Reindel llp, New York, New York.  Certain legal matters with respect to Bermuda law will be passed upon by Appleby, Hamilton, Bermuda.  If counsel for any underwriter, dealer or agent passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to the offering.

EXPERTS

The consolidated financial statements of Global Sources Ltd. for the year ended December 31, 2010 have been audited by PricewaterhouseCoopers LLP, independent registered public accountants, as set forth in their report incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Bermuda.  In addition, certain of our directors and officers reside outside the United States, and a substantial portion of our assets is located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them judgments of courts of the United States against them predicated upon the civil liabilities under United States federal securities laws.  We have been advised by our legal counsel in Bermuda, Appleby, that there is some uncertainty as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon United States federal securities laws, although final and conclusive foreign judgments under which a sum of money is payable (not being a sum of money payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981 of Bermuda) would be enforced by the Bermuda courts as a debt against our company, subject to certain conditions and exceptions.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

The Companies Act requires every officer, including directors, of a Bermuda company in exercising powers and discharging duties, to act honestly and in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  The Companies Act further provides that any provision whether contained in the bye-laws of a Bermuda company or in any contract between the company and any officer, including a director, or any person employed by the company as auditor exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company, shall be void.

Under our bye-laws, every director, officer, resident representative and committee member shall be indemnified out of our funds against all liabilities, loss, damage or expense, including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer, resident representative or committee member; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Our bye-laws also contain provisions for the advancement of funds to our directors, officers and other indemnified persons for expenses incurred in defending legal proceedings against them arising from the course of their duties.  At our Annual General Meeting on June 11, 2008, our shareholders approved amendments to our bye-laws to provide more specifically that if any fraud or dishonesty on the part of the director, officer or other indemnified person concerned is proved, any such funds advanced to him or her must be repaid.  These amendments conformed our bye-laws with changes to the Companies Act.

Item 9.  Exhibits.

A list of the exhibits to this registration statement is set forth in the Exhibit Index on page E-1 of this registration statement and is incorporated herein by reference.

Item 10.  Undertakings.

THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

A.
Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.           If the registrant is relying on Rule 430B (17 CFR 230.430B):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 18 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 28, 2011.

GLOBAL SOURCES LTD. By: /s/ Spenser Au Name: Spenser Au Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below does hereby constitute and appoint Merle A. Hinrichs, Spenser Au, Connie Lai and Chan Hoi Ching, and each of them, as his true and lawful attorney-in-fact and agent and in his or her name, place, and stead, and in any and all capacities, to sign his or her name to the Registration Statement of Global Sources Ltd., a Bermuda corporation, on Form F-3 under the Securities Act of 1933 and to any and all amendments or supplements thereto (including any post-effective amendments, including any registration statement filed under Rule 462(b) under the Securities Act of 1933), with all exhibits thereto and other documents in connection therewith and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully and to all intents and purposes as the undersigned could do if personally present, and the undersigned hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Spenser Au Spenser Au	Chief Executive Officer (principal executive officer)	October 28, 2011
/s/ Connie Lai Connie Lai	Chief Financial Officer (principal financial officer and principal accounting officer)	October 28, 2011
/s/ Merle A. Hinrichs Merle A. Hinrichs	Executive Chairman of the Board; Director	October 28, 2011
/s/ Sarah Benecke Sarah Benecke	Director	October 28, 2011
/s/ Eddie Heng Teng Hua Eddie Heng Teng Hua	Director	October 28, 2011
/s/ David F Jones David F Jones	Director	October 28, 2011

Signature	Title	Date
/s/ Roderick E Chalmers Roderick E Chalmers	Director	October 28, 2011
/s/ James A Watkins James A Watkins	Director	October 28, 2011
/s/ Yam Kam Hon Peter Yam Kam Hon Peter	Director	October 28, 2011

EXHIBITS

Exhibit Number	Description
1.1*	Form of Underwriting Agreement (Equity).
1.2*	Form of Underwriting Agreement (Debt).
1.3*	Form of Underwriting Agreement (Share Purchase Contracts).
1.4*	Form of Underwriting Agreement (Share Purchase Units).
3.1(1)	Memorandum of Association of the Company.
3.2(1)	Bye-laws of the Company.
3.3(2)	Amendments to the Bye-laws of Global Sources Ltd, as approved at the May 6, 2002 Annual General Meeting of Shareholders.
4.1(1)	Specimen Common Share Certificate.
4.2(3)	Form of Senior Debt Securities Indenture.
4.3(3)	Form of Senior Debt Securities (included as part of Exhibit 4.2).
4.4(3)	Form of Subordinated Debt Securities Indenture.
4.5(3)	Form of Subordinated Debt Securities (included as part of Exhibit 4.4).
4.6*	Form of Standard Share Warrant Agreement.
4.7*	Form of Standard Share Warrant Certificate.
4.8*	Form of Standard Debt Warrant Agreement.
4.9*	Form of Standard Debt Warrant Certificate.
4.10*	Form of Standard Share Purchase Contract Agreement.
5.1**	Opinion of Appleby.
5.2**	Opinion of Cahill Gordon & Reindel llp.
12.1**	Computation of ratio of earnings to fixed charges.
23.1**	Consent of Appleby (included as part of Exhibit 5.1).
23.2**	Consent of Cahill Gordon & Reindel llp (included as part of Exhibit 5.2).
23.3**	Consent of Independent Registered Public Accounting Firm.
24.1**	Power of Attorney (included on signature page to this Registration Statement).
25.1*	Form T-1 Statement of Eligibility of Trustee (Senior Debt Securities Indenture and Subordinated Debt Securities Indenture).
_____________________

*	To be filed as an amendment to this registration statement or as an exhibit to an Exchange Act report of the Registrant(s) and incorporated herein by reference.

**	Filed herewith.

(1)
Incorporated herein by reference to Global Sources Ltd.’s (previously named Fairchild (Bermuda), Ltd.) annual report on Form 20-F (File No. 000-30678), as filed with the Securities and Exchange Commission on June 30, 2000.

(2)	Incorporated herein by reference to Form 6-K filed with the Securities and Exchange Commission on May 6, 2002.

(3)	Incorporated herein by reference to the Registration Statement of Global Sources Ltd. on Form F-3 filed with the Securities and Exchange Commission on April 12, 2004.

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